UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Church & Dwight Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Church & Dwight Co., Inc.

2009

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

MEETING DATE

APRIL 30, 2009

Church & Dwight Co., Inc. 469 North Harrison Street Princeton, New Jersey 08543-5297	Consumer and Specialty Products

CHURCH & DWIGHT CO., INC.

LOCATION OF THE MEETING

HYATT REGENCY PRINCETON

102 Carnegie Center

(Route 1 North)

Princeton, New Jersey

08540-6293 USA

609-987-1234

www.princeton.hyatt.com

Notice of Annual Meeting of Stockholders to be held Thursday, April 30, 2009.

The Annual Meeting of Stockholders of Church & Dwight Co., Inc. will be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540 on Thursday, April 30, 2009 at 11:00 a.m., to consider and take action on the following:

1.	Election of three persons to serve as Directors for a term of three years.

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to audit the Church & Dwight Co., Inc. 2009 consolidated financial statements.

3.	Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 6, 2009 will be entitled to notice of, and to vote at, the meeting or any adjournments.

Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote by submitting your proxy. You may vote your proxy three different ways: By mail, Internet or telephone. Please refer to detailed instructions included with your proxy materials, or your Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

SUSAN E. GOLDY

Executive Vice President, General Counsel

and Secretary

Princeton, New Jersey

March 20, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 30, 2009: The proxy statement and 2008 Annual Report are available at: www.proxyvote.com

HYATT REGENCY PRINCETON

102 Carnegie Center

(Route 1 North)

Princeton, New Jersey

08540-6293 USA

609-987-1234

www.princeton.hyatt.com

From North

Take the New Jersey Turnpike South to Exit 9 (New Brunswick).

After the toll, stay right; take Route 18 North 1/2 mile.

From Route 18, take Route 1 South 18 miles. Exit Alexander Road East.

Proceed two traffic lights and turn right into Carnegie Center.

Take first right into hotel entrance.

From South

Take I-295 north to Exit 67A (Route 1 North-New Brunswick).

Proceed on Route 1 North 3 1/2 miles to Princeton area, exit right to Alexander Road East.

At traffic light make right onto Alexander Road East.

Proceed to next traffic light and make another right.

Hotel entrance is on right.

CHURCH & DWIGHT CO., INC.

469 North Harrison Street, Princeton, New Jersey 08543-5297

609-683-5900

PROXY STATEMENT

PROXIES AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on April 30, 2009 and at any adjournments. Distribution of this proxy statement and form of proxy is commencing on or about March 20, 2009.

Each holder of record of our common stock at the close of business on March 6, 2009 is entitled to one vote per share. At the close of business on March 6, 2009, 70,163,131 shares of our common stock were outstanding.

Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy that is not revoked will be voted at the Annual Meeting. If no contrary instruction is indicated on the proxy, the persons named in the proxy will vote the shares FOR the election of the nominees described in this proxy statement and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

The presence, in person or by proxy, of the holders of record of such number of shares of our common stock as are entitled to cast a majority of the votes at the meeting constitutes a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other holder of record does not vote on a particular proposal because that holder does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as Directors up to the maximum number of Directors to be chosen at the Annual Meeting. Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting. An abstention will have the same effect as a vote against. A broker “non-vote” is not counted for purposes of voting on these matters.

The Board of Directors is not aware of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Solicitation of proxies on behalf of the Board of Directors may be made by our employees through the mail, in person and by telephone. We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated not to exceed $7,000 plus out-of-pocket expenses. We will pay all costs of the solicitation. We also will reimburse brokerage houses and other nominees for forwarding Notices of Internet Availability of Proxy Materials and proxy material to beneficial owners.

ELECTION OF DIRECTORS

Our restated certificate of incorporation provides for the division of the Board of Directors into three classes, with the Directors in each class serving for a term of three years. At the Annual Meeting, three Directors will be elected to serve until the 2012 Annual Meeting and until their successors are elected and qualified. All nominees currently are members of the Board.

John O. Whitney, who is in the Director class having a term that expires in 2010, is retiring after 17 years of dedicated service to the Board. Mr. Whitney acted as a trusted liaison between the Board and our Chief Executive Officer during his service as our Lead Director, a position he held from 2003 through 2008. Mr. Whitney devoted significant time and attention as Lead Director in addition to regular Board duties, which included, over the course of his tenure, serving on the Compensation & Organization and Audit Committees of the Board and serving as Chairperson of the Governance & Nominating Committee of the Board. Mr. Whitney has graciously agreed to serve as a non-voting Director Emeritus, and will continue to advise the Board on various business matters.

Robert A. McCabe, who is in the Director class having a term that expires at the Annual Meeting, is retiring and not standing for reelection. Mr. McCabe has faithfully served and provided meaningful contributions to the Board for 22 years. In addition to his regular board duties, Mr. McCabe served, at different points of time, as a member of the Governance & Nominating, Audit and Executive Committees of the Board.

We are most grateful for the long and valuable service provided by Mr. Whitney and Mr. McCabe on behalf of the company and its stockholders.

The Board has reduced its size to 10 Directors, effective upon the election of Directors at the Annual Meeting and the coincident retirement of Messrs. Whitney and McCabe.

We do not anticipate that any of the nominees will become unavailable to serve as a Director for any reason, but if they became unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by the Board of Directors, unless the Board of Directors determines to reduce the number of Directors in the relevant class. Information concerning the nominees and the continuing members of the Board of Directors is provided below:

Standing for Election for Term Expiring in 2012

T. ROSIE ALBRIGHT

Ms. Albright, 62, retired in September 2001 as President, Carter Products Division, Carter-Wallace, Inc., where she was employed since December 1995. From November 1993 to November 1995, she served as General Manager and Executive Vice President, Revlon Beauty Care Division, and Executive Vice President, Almay Cosmetics Division, of Revlon, Inc. From September 2001 to May 2004 she was an advisor to the Armkel LLC Board of Directors. Armkel succeeded to a portion of Carter-Wallace’s consumer products division in September 2001 and was merged into Church & Dwight in May 2004. Ms. Albright is also a Director of UIL Holdings Corporation, a holding company for The United Illuminating Company, a regulated utility. She became a Director of Church & Dwight in 2004 and is a member of the Compensation & Organization Committee of the Board.

RAVICHANDRA K. SALIGRAM

Mr. Saligram, 52, has been Executive Vice President, ARAMARK Corporation since November 2006, and has been President, ARAMARK International since June 2003. Mr. Saligram held the position of Senior Vice President, ARAMARK Corporation from November 2004 until November 2006. From 1994 until 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, a global hospitality company, including as President of Brands & Franchise, North America; Chief Marketing Officer & Managing Director, Global Strategy; President, International and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management positions with S. C. Johnson & Son, Inc. in the United States and overseas. Mr. Saligram is a Trustee of the Eisenhower Fellowships. Mr. Saligram became a Director of Church & Dwight in 2006 and is a member of the Compensation & Organization Committee of the Board.

ROBERT K. SHEARER

Mr. Shearer, 57, has been Senior Vice President and Chief Financial Officer of VF Corporation, a global lifestyle apparel company, since May 2005, and has served VF Corporation in several capacities since 1986, including Vice President-Finance and Chief Financial Officer from July 1998 to May 2005. Earlier in his career, Mr. Shearer held a senior audit position with Ernst & Young. Mr. Shearer became a Director of Church & Dwight in January 2008 and is a member of the Audit Committee of the Board.

Continuing Directors

Current Term Expires in 2010

BRADLEY C. IRWIN

Mr. Irwin, 50, has been the President and Chief Executive Officer of Welch Foods Inc. since February 2009. Mr. Irwin was President, Cadbury Adams North America LLC, the North American confectionery business unit of Cadbury Schweppes plc., from June 2007 through November 2008. From April 2003 until June 2007, Mr. Irwin was President, Cadbury Adams USA LLC, the United States confectionery business unit of Cadbury Schweppes. Mr. Irwin served as President of Mott’s Inc., a business unit of Cadbury Schweppes, from May 2000 until April 2003. From 1980 to 1999, Mr. Irwin served in various capacities for The Procter & Gamble Company. He is a member of the Board of Trustees of Save the Children, a non-profit organization. Mr. Irwin has been a Director of Church & Dwight since 2006 and is a member of the Audit Committee of the Board.

J. RICHARD LEAMAN, JR.

Mr. Leaman, 74, retired in 1995 as President and Chief Executive Officer of S. D. Warren Company, a producer of coated printing and publishing papers. From 1991 through 1994, he was Vice Chairman of Scott Paper Company. He is a Director of Stonebridge Financial Corporation, a financial holding company, and its bank subsidiary, Stonebridge Bank. He also serves on the Board of Elwyn, Inc., a non-profit human services organization. He has been a Director of Church & Dwight since 1985, is a member of the Executive Committee of the Board and serves as Chairperson of the Audit Committee of the Board. Mr. Leaman is the designated independent presiding Director (the “Lead Director”) of the Board.

ARTHUR B. WINKLEBLACK

Mr. Winkleblack, 51, has been Executive Vice President and Chief Financial Officer of H. J. Heinz, a global packaged food manufacturer, since January 2002. From 1999 to 2001, Mr. Winkleblack was Acting Chief Operating Officer-Perform.com and Chief Executive Officer- Freeride.com at Indigo Capital. Prior to working at Indigo Capital, Mr. Winkleblack held senior finance positions at the C. Dean Metropoulos Group, Six Flags Entertainment, Commercial Avionics Systems and Pepsico, Inc. Mr. Winkleblack became a Director of Church & Dwight in January 2008 and is a member of the Audit Committee of the Board.

Current Term Expires in 2011

JAMES R. CRAIGIE

Mr. Craigie, 55, has been our Chairman and Chief Executive Officer since May 2007. From July 2004 until May 2007, he was our President and Chief Executive Officer. From December 1998 through September 2003, he was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. During the period from 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. He currently serves as a member of the Board of Directors of Meredith Corporation, a media and marketing company, Graham Windham, a non-profit organization helping at-risk children and youth, and the Grocery Manufacturer’s Association, an industry council consisting of chief executive officers from leading consumer packaged goods companies. Mr. Craigie has been a Director of Church & Dwight since 2004.

ROBERT A. DAVIES, III

Mr. Davies, 73, was Chairman of the Board from February 2001 until May 2007. He was our Chief Executive Officer from 1995 until July 2004, and from 1995 until 2001 he also served as our President. From January 1995 to September 1995, he was the President of our Arm & Hammer Division. Mr. Davies was also with Church & Dwight from 1969 to 1984 in various positions, including President and Chief Operating Officer. During the period from 1985 to 1990, he served as President and Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc. He is currently a member of the Executive and Governance & Nominating Committees of the Board. Mr. Davies served as a Director of Church & Dwight from 1981 until 1984, and again became a Director in 1995.

ROSINA B. DIXON, M.D.

Dr. Dixon, 66, became the Senior Director, Global Pharmacovigilance and Epidemiology at Sanofi-Aventis in September 2006. From 1986 until September 2006, she was a consultant to the pharmaceutical industry. She is a Director of Cambrex Corporation, a life sciences company, and a Director of Daytop NJ, a residential substance abuse facility. Dr. Dixon also serves on the Board of Advisors for the Silberman College of Business at Fairleigh Dickinson College. She became a Director of Church & Dwight in 1979, is the Chairperson of the Governance & Nominating Committee of the Board and is a member of the Executive Committee of the Board.

ROBERT D. LEBLANC

Mr. LeBlanc, 59, retired in March 2003 as President and Chief Executive Officer of Handy & Harman, a diversified industrial manufacturer, and as Executive Vice President and Director of Handy & Harman’s parent company, WHX Corporation. He is a member of the Board of Directors of Jetera, Inc., a precision media company, and Joliet Equipment Corporation, an industrial motor and motor repair company. He became a Director of Church & Dwight in 1998 and is the Chairperson of the Compensation & Organization Committee of the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

Our corporate governance guidelines, including guidelines for the determination of Director independence, the responsibilities and duties of the Board of Directors, Director access to management and independent advisors, Director compensation, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.churchdwight.com. Also available on the Investors page are other corporate governance documents, including our Code of Conduct and the charters of the Compensation & Organization Committee, Audit Committee and Governance & Nominating Committee.

You may also request a copy of these documents in printed form at no cost by writing to: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary, or by telephoning us at 609-683-5900.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Board Independence

The Board has affirmatively determined that each of T. Rosie Albright, Robert A. Davies, III, Rosina B. Dixon, Bradley C. Irwin, J. Richard Leaman, Jr., Robert D. LeBlanc, Robert A. McCabe, Ravichandra K. Saligram, Robert K. Shearer, John O. Whitney and Arthur B. Winkleblack are independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

The Board has further determined that each of the members of the Audit Committee, Compensation & Organization Committee and Governance & Nominating Committee are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to Audit Committee members.

To assist the Board in making determinations of independence, the Board has adopted categorical standards. Under these standards, none of the following relationships disqualify any Director or nominee from being considered “independent”:

•	A Director’s or a Director’s immediate family member’s ownership of 5% or less of the equity of an organization that has a relationship with us,

•

A Director’s service as an executive officer of or employment by, or a Director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from us for property or services in an amount which, in any fiscal year in any of the last three years, is less than the greater of $1 million or 2% of the other company’s consolidated gross revenues, or

•

A Director’s service as an executive officer of a charitable organization that received annual contributions from us in any of the last three years that have not exceeded the greater of $1 million or 2% of the charitable organization’s annual gross revenues.

All Directors that the Board determined are independent satisfied these categorical standards.

Executive Sessions of Non-Management Directors

The Board meets at regularly scheduled executive sessions without members of our management present. On January 1, 2009, Mr. Leaman became the Lead Director of the Board, replacing Mr. Whitney, who served as Lead Director since January 2003. As Lead Director, Mr. Leaman is responsible for chairing the executive sessions of the Board.

Communication with the Board of Directors

Any person who wishes to communicate with the Board, including the Lead Director or the non-management Directors as a group, may direct a written communication, addressed to the Board, the Lead Director or the non-management Directors at: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Such correspondence will be logged in and forwarded to the Lead Director of the Board.

Board of Directors Meetings and Board Committees

During 2008, there were ten meetings of the Board of Directors. There are four standing committees of the Board: the Audit Committee, the Compensation & Organization Committee, the Governance & Nominating Committee and the Executive Committee, each described below. Each Director attended at least 75% of the total number of meetings held by the Board of Directors and all committees of the Board on which such Director served. We expect all Directors to attend the Annual Meeting absent exceptional circumstances. All Directors attended the 2008 Annual Meeting of Stockholders.

Audit Committee.    During 2008, the Audit Committee met six times. The members of the Audit Committee are J. Richard Leaman, Jr. (Chairperson), Bradley C. Irwin, Robert K. Shearer and Arthur B. Winkleblack. The Audit

Committee (i) has sole authority to engage, retain and dismiss our independent registered public accounting firm; (ii) reviews and approves in advance the performance of all audit and lawfully permitted non-audit services, subject to the pre-approval policy discussed below; (iii) reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our filings with the Securities and Exchange Commission; (iv) discusses with management, the internal auditors and our independent registered public accounting firm, our risk management policies and major risk exposures; (v) oversees the internal audit function; and (vi) oversees our internal controls and reviews periodically policies and procedures regarding business conduct and ethics.

The Audit Committee has established a policy regarding the approval of audit and non-audit services provided by its independent registered public accounting firm. Specifically, the Committee pre-approves all audit and non-audit services to be provided by the independent registered public accounting firm. The Committee sets annual dollar limits for the amount of specified services which we obtain from the independent registered public accounting firm and requires management to report to the Committee on a periodic basis with respect to any specific engagements under the policy and to request any increased spending beyond the dollar limits.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding questionable accounting or auditing matters. Such complaints and submissions may be made by writing to the following address: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Such correspondence will be logged in and forwarded to the members of the Audit Committee.

The Board has determined that Mr. Shearer is an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.

Compensation & Organization Committee.    During 2008, the Compensation & Organization Committee, comprised of Robert D. LeBlanc (Chairperson), T. Rosie Albright and Ravichandra K. Saligram, met six times. Under its charter, the Compensation & Organization Committee is responsible for determining, subject to ratification as described below, the specific salary, bonuses, stock awards and other compensation for our elected officers, which includes the named executive officers identified in the Summary Compensation Table on page 30. The independent Directors, acting by a majority vote of the independent Directors of the full Board then in office, must ratify the Chief Executive Officer’s compensation. The Board ratifies compensation for all other elected officers. The Compensation & Organization Committee also (i) oversees the design of our executive compensation programs; (ii) administers and makes recommendations to the Board regarding our incentive and equity compensation plans; and (iii) reviews and approves corporate goals and objectives as they relate to Chief Executive Officer and other executive officer compensation. The Compensation & Organization Committee may, to the extent permitted by law, regulation or listing standards, delegate specific tasks to its Chairperson or a subcommittee consisting of at least two committee members. In considering executive compensation, the Compensation & Organization Committee takes into account statistical data and recommendations of the Chief Executive Officer. However, the Chief Executive Officer does not make recommendations regarding his own compensation.

The Compensation & Organization Committee considers the recommendations as well as the comparative data provided by Steven Hall & Partners, a compensation consultant engaged directly by the Compensation & Organization Committee. For a description of the analysis and other services provided by Steven Hall & Partners, see “Compensation Discussion & Analysis.”

Governance & Nominating Committee.    During 2008, the Governance and Nominating Committee met six times. The members of the Governance & Nominating Committee are Rosina B. Dixon (Chairperson), Robert A. Davies, III, Robert A. McCabe and John O. Whitney. The Governance & Nominating Committee (i) establishes criteria for the selection of candidates to serve on the Board; (ii) reviews and evaluates Director candidates and makes recommendations to the Board concerning nominees for election as Board members; (iii) considers questions of Board independence; (iv) makes recommendations to the Board concerning executive officer succession; (v) oversees Board and Committee evaluations, (vi) makes recommendations to the Board regarding corporate governance matters; and (vii) reviews biannually the compensation of our independent Directors and other non-employee Directors and the principles upon which this compensation is determined.

The Governance & Nominating Committee recommends to the Board candidates for nomination to the Board of Directors. The Committee seeks Director candidates based upon a number of qualifications, including a candidate’s integrity, education, business judgment, business experience, accounting and financial expertise, diversity of experience, reputation, civic and community relationships, high performance standards and ability to act on behalf of stockholders. The Committee considers and recommends candidates to the Board so that the Board collectively possesses a broad range of skills and experience that can be of assistance in the operation of our business. The Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of Director candidates. In addition, the Committee will consider recommendations for Director candidates from stockholders. Stockholder recommendations of candidates should be submitted in writing to: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2010 Annual Meeting, a stockholder must submit the following information by November 19, 2009: (i) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (ii) information about the relationship between the candidate and the recommending stockholder; and (iii) the consent of the candidate to serve as a Director. In considering any candidate proposed by a stockholder, the Committee will reach a conclusion based on the criteria described above. The Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Committee. The Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

If you wish to formally nominate a candidate, you must follow the procedures set forth in our Certificate of Incorporation, as amended.

Executive Committee.    The Executive Committee members are Robert A. Davies, III, Rosina B. Dixon and J. Richard Leaman, Jr. The Executive Committee did not meet in 2008. The Executive Committee may exercise the authority of the Board of Directors, except as specifically reserved by Delaware law to the Board or as the Board otherwise provides.

Code of Conduct

We have adopted a Code of Conduct that applies to all employees and Directors. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code to an appropriate person identified in the Code and contains provisions regarding accountability for adherence to the Code. The Code of Conduct is available on the Investors page of our website at www.churchdwight.com. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on the Investors page of our website.

Compensation of Directors

Directors’ fees consist of the following:

• Annual Retainer:

• Lead Director	$70,000
• Chairperson of Audit Committee	$56,000
• Chairperson of Compensation & Organization Committee	$54,000
• Chairperson of Governance & Nominating Committee	$52,000
• Other non-employee Directors	$50,000

• Meeting Fees (per meeting) – Board of Directors:

• Non-employee Directors	$2,000

• Meeting Fees (per meeting) – Board Committees:

• Committee Chairpersons	$4,000
• Each other committee member	$2,000

We pay fees to Directors in accordance with the Compensation Plan for Directors, as described below. The fees may be deferred, in accordance with the Deferred Compensation Plan for Directors, as described below.

Compensation Plan for Directors.    Those Directors not electing to defer their compensation are paid under the Compensation Plan for Directors. This plan provides for our payment of Directors’ compensation quarterly, in the form of our common stock issued under the Omnibus Equity Compensation Plan. In determining the number of shares a Director is entitled to receive in a quarter, we apply the sum of one-quarter of the Director’s annual retainer and the Director’s Board and committee meeting fees earned for the quarter. We divide this amount by the closing price of a share of common stock, as reported on the New York Stock Exchange on the last trading day of the calendar quarter for compensation paid with respect to each of the first three quarters, and on the first trading day following the Board’s regularly-scheduled meeting in December for compensation paid with respect to the fourth quarter. For the purpose of this calculation, we provide a whole share in lieu of any fractional share. Annually, a Director may elect for the following year to receive his or her compensation 50% in cash and 50% in our common stock instead of 100% in our common stock.

Deferred Compensation Plan for Directors.    This plan provides an opportunity for a Director to defer payment of Directors’ fees until the Director ceases to be a Director. In advance of each calendar year, a Director may elect to defer his or her Director’s fees into a notional investment in our common stock. The value of the Director’s account thereafter is adjusted to reflect the deemed rate of return, positive or negative, on the notional investment in our common stock. The amount of the deferred compensation payable to a Director is equal to the value of the Director’s deferred compensation account on January 1 in the year following the year in which the Director ceases to be a Director. This amount is payable in our common stock issued under the Omnibus Equity Compensation Plan either in a lump sum or in annual installments over a period of up to ten years. The number of notional shares represented by amounts held in a participating Director’s account is set forth in the table captioned “Securities Ownership of Certain Beneficial Owners and Management” on page 13.

Omnibus Equity Compensation Plan.    Under the Omnibus Equity Compensation Plan, stock options are granted to all non-employee Directors to purchase shares of our common stock at an exercise price per share equal to the closing price of a share of common stock on the date of grant. All shares underlying the stock options vest three years from the grant date. The stock options terminate ten years after the grant date.

Participating Directors are granted an option to purchase shares of our common stock each year on the date of our Annual Meeting of Stockholders. Newly elected Directors are granted an initial option to purchase shares of common stock on the date of their election, but may not receive more than one grant in any calendar year. On March 5, 2009, the Board reduced the number of shares of our common stock underlying options to be granted to participating Directors at the Annual Meeting of Stockholders and any newly elected Director from 5,000 to 4,000 shares.

Stock Ownership Guidelines for Directors.    We instituted stock ownership guidelines for non-employee Directors at the same time as we established the executive officer guidelines. For a description of our stock ownership guidelines see “Compensation Discussion and Analysis—Stock Ownership Guidelines.” The number of shares required to be held by a non-employee Director is based on a multiple of five times the Director’s annual retainer as of January 1, 2008 or, if later, on the date the Director is first elected. The non-employee Director stock ownership guidelines are recalibrated at the same time as the guidelines for executive officers are recalibrated.

The guidelines applicable to each of the non-employee Directors, and the Director’s progress towards achieving the required stock ownership levels, are shown on the following table:

Director Stock Ownership Guidelines

Name	Applicable Annual Retainer(1) ($)	Applicable Price Per Share(1) ($)	Required Number of Shares to be Held	Number of Shares Held at 12/31/08(2)
T. Rosie Albright	50,000	48.81	5,000	7,688
Robert A. Davies, III	50,000	48.81	5,000	38,023
Rosina B. Dixon	52,000	48.81	5,000	125,773
Bradley C. Irwin	50,000	48.81	5,000	2,515
J. Richard Leaman, Jr.	56,000	48.81	6,000	61,900
Robert D. LeBlanc	54,000	48.81	6,000	24,078
Robert A. McCabe	50,000	48.81	5,000	18,834
Ravichandra K. Saligram	50,000	48.81	5,000	3,662
Robert K. Shearer	50,000	49.54	5,000	684
John O. Whitney	70,000	48.81	7,000	18,515
Arthur B. Winkleblack	50,000	49.54	5,000	721

(1)

Applicable annual retainer refers to the annual retainer as of January 1, 2008. Applicable price per share is the average closing common stock price during 2007. Applicable annual retainer and applicable price per share for Messrs. Shearer and Winkleblack are determined as of January 30, 2008, the date on which they became Directors.

(2)

Stockholdings include shares owned by the Director or members of his or her immediate family residing in the same household and share equivalents held for the account of the Director in the Deferred Compensation Plan for Directors.

Additional Arrangements with Former Chief Executive Officer.    The Board has agreed that stock options granted to Mr. Davies prior to his termination of employment with us as our Chief Executive Officer on June 30, 2005, will remain exercisable until the end of the ten-year periods commencing on the grant dates of the respective options. In addition, we have agreed to provide office space and administrative support for Mr. Davies. The cost of such space and support was $14,045 in 2008.

The following table provides information regarding compensation for our non-employee Directors in 2008, which reflects the Directors’ fees, compensation plans and other arrangements described above. The table does not include compensation for reimbursement of travel expenses related to attending Board or Board Committee meetings, and does not include compensation to James R. Craigie, our Chairman and Chief Executive Officer, which is included in the Summary Compensation Table on page 30.

2008 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
T. Rosie Albright	—	88,000	81,394	—	—	169,394
Robert A. Davies, III	36,898	37,102	90,100	—	14,045	178,145
Rosina B. Dixon	47,799	48,201	97,944	—	—	193,944
Bradley C. Irwin	—	86,070	76,067	—	—	162,137
J. Richard Leaman, Jr.	53,899	54,102	97,944	—	—	205,944
Robert D. LeBlanc	54,879	55,121	97,944	—	—	207,944
Robert A. McCabe	—	84,097	97,944	—	—	182,041
Ravichandra K. Saligram	—	82,068	74,150	—	—	156,218
Robert K. Shearer	38,000	38,000	24,628	—	—	100,628
John O. Whitney	51,880	52,120	97,944	—	—	201,944
Arthur B. Winkleblack	39,931	40,069	24,628	—	—	104,628

(1)

The amounts shown for stock awards relate to Directors’ fees paid in shares of our common stock and Directors’ fees deferred under our Deferred Compensation Plan for Directors into notional investments in our common stock. See “Compensation Plan for Directors” and “Deferred Compensation Plan for Directors” for information regarding the computation of the number of shares or notional shares provided to a Director in payment of Director fees. Two Directors deferred payment of all or a portion of their fees under the Deferred Compensation Plan, as follows: Ms. Albright, $88,000; Mr. Shearer, $38,000.

(2)

The amounts shown for option awards relate to stock options granted under our Stock Option Plan for Directors and the Omnibus Equity Compensation Plan. These amounts are based upon the dollar amounts recognized as an expense in 2008 with respect to the Directors’ option grants for financial reporting purposes, computed in accordance with SFAS 123(R), but, in accordance with SEC regulations, without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission. The grant date fair value of option awards granted to each Director in 2008, other than Ms. Albright and Messrs. Irwin, Saligram, Shearer and Winkleblack computed in accordance with SFAS 123(R), was $66,200. The grant date fair value of the option awards granted in 2008 to Ms. Albright and Messrs. Irwin and Saligram, computed in accordance with SFAS 123(R), was $84,900. The grant date fair value of the option awards granted in 2008 to Messrs. Shearer and Winkleblack, computed in accordance with SFAS 123(R), was $80,600. At December 31, 2008, the number of shares of our common stock underlying options held by the current Directors listed in the table were: Ms. Albright, 29,000 shares; Mr. Davies, 15,000 shares; Dr. Dixon, 53,000 shares; Mr. Irwin, 15,000 shares; Mr. Leaman, 42,500 shares; Mr. LeBlanc, 35,000 shares; Mr. McCabe, 59,000 shares; Mr. Saligram, 15,000 shares; Mr. Shearer, 5,000 shares; Mr. Whitney, 53,000 shares; Mr. Winkleblack, 5,000 shares.

(3)

Includes, for Mr. Davies, office space and administrative support, totaling $14,045 under the arrangements described on page 9 under the heading “Additional Arrangements with Former Chief Executive Officer.”

Our Executive Officers

Listed below are the names, ages (as of March 20, 2009) and positions held by each of our executive officers and our principal accounting officer.

Name	Age	Position
James R. Craigie	55	Chairman and Chief Executive Officer
Jacquelin J. Brova	55	Executive Vice President, Human Resources
Mark G. Conish	56	Executive Vice President, Global Operations
Steven P. Cugine	46	Executive Vice President, Global New Products Innovation
Matthew T. Farrell	52	Executive Vice President Finance and Chief Financial Officer
Bruce F. Fleming	51	Executive Vice President and Chief Marketing Officer
Susan E. Goldy	54	Executive Vice President, General Counsel and Secretary
Adrian J. Huns	60	Executive Vice President, President International Consumer Products
Joseph A. Sipia, Jr.	60	Executive Vice President, President and Chief Operating Officer Specialty Products Division
Paul A. Siracusa	52	Executive Vice President, Global Research & Development
Louis H. Tursi, Jr.	48	Executive Vice President, Domestic Consumer Sales
Steven J. Katz	50	Vice President, Controller and Chief Accounting Officer

All executive officers serve at the discretion of the Board of Directors. Mr. Katz, our principal accounting officer, serves at the discretion of the Chief Executive Officer.

Mr. Craigie has been our Chairman and Chief Executive Officer since May 2007. From July 2004 until May 2007, he was our President and Chief Executive Officer and a Director. From December 1998 through September 2003, he was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. During the period from 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. He currently serves as a member of the Board of Directors of Meredith Corporation, a media and marketing company, Graham Windham, a non-profit organization helping at-risk children and youth, and the Grocery Manufacturer’s Association, an industry council consisting of chief executive officers from leading consumer packaged goods companies.

Ms. Brova has been our Executive Vice President, Human Resources since May 2007. From January 2006 until May 2007, she was our Vice President, Human Resources. From August 2005 to January 2006, she served as Vice President, Employee Relations and from September 2002 to July 2005 as Director, Human Resources. Prior to joining us in September 2002, Ms. Brova held various human resources and labor relations positions during her 25 years with Bethlehem Steel, the most recent of which was General Manager of the Corporate Compensation and Benefits Division, which she held from January 2000 to August 2002.

Mr. Conish has been our Executive Vice President, Global Operations since May 2007. From December 2004 until May 2007, he was Vice President, Global Operations, and from July 1999 until December 2004, he was Vice President, Operations. From 1994 until July 1999, he was Vice President, Manufacturing and Distribution. Mr. Conish has been employed by us in various positions since 1975. Mr. Conish also serves as a member of the Board of Directors of Tasty Baking Company, a manufacturer of baked goods.

Mr. Cugine has been our Executive Vice President, Global New Products Innovation since May 2007. From September 2005 until May 2007, he was our Vice President, Global New Products Innovation, and from July 2004 until September 2005, he was Vice President, President of Household Products Division. From December 1999 until July 2004, he was Vice President, Human Resources. During that time he also served as Acting President of Household Products Division from August 2002 until July 2004 and as Acting President of the Specialty Products Division from October 2000 to February 2002. From 1988 to December 1999, Mr. Cugine served in several capacities with FMC Corporation, most recently as Director of Human Resources for the Alkali, Peroxide and Oxidant Chemical Divisions.

Mr. Farrell has been our Executive Vice President Finance and Chief Financial Officer since May 2007, and from September 2006 until May 2007, he was our Vice President and Chief Financial Officer. Mr. Farrell was Executive Vice President and Chief Financial Officer of Alpharma, Inc. from April 2002 until August 2006. From July 2000 to April 2002, he held the position of Vice President, Investor Relations & Communications at Ingersoll-Rand Ltd. From November 1994 to June 2000, he held various senior financial positions at AlliedSignal. Mr. Farrell currently serves as a member of the Board of Directors of Lydall, Inc., a supplier of engineered thermal, acoustical and filtration products.

Mr. Fleming has been our Executive Vice President and Chief Marketing Officer since May 2007, and from January 2006 until May 2007 he was our Vice President and Chief Marketing Officer. From August 2004 through January 2006, he was an independent consultant to private equity firms and new venture start-ups. From June 2002 through August 2004, Mr. Fleming was CEO, President and Director of BriteSmile, Inc. He served as Senior Vice President and Global Head of the OTC Medicines business of Novartis AG from June 2001 to June 2002. From March 1981 to January 2001, he held several positions at Johnson & Johnson, and served as Worldwide Vice President and a member of the Worldwide Franchise Management Board from November 1995 until January 2001.

Ms. Goldy has been our Executive Vice President, General Counsel and Secretary since May 2007, and from June 2003 until May 2007 she was our Vice President, General Counsel and Secretary. Ms. Goldy was Associate General Counsel for ARAMARK Corporation from April 2002 to May 2003, and was Senior Vice President and General Counsel of Delco Remy International, Inc. from February 1997 through March 2002. Prior to February 1997, she was a partner at the law firm of Dechert LLP.

Mr. Huns has been our Executive Vice President, President International Consumer Products since May 2007, and was our Vice President, President, International Consumer Products from the time of the merger of Armkel, LLC into Church & Dwight in May 2004 until May 2007. From October 2001 until the merger, he served as President, International Operations of Armkel. From May 1996 until October 2001, Mr. Huns served as President, International Division and Corporate Vice President for Carter-Wallace Inc. Prior to May 1996, he was Managing Director of the Carter-Wallace subsidiary operation in the United Kingdom for six years. Mr. Huns worked in Belgium for the Medgenix Group from 1988 to 1989 and served as Director of Marketing for the international branded health care operations of the Boots Company in England from 1978 to 1988.

Mr. Sipia has been our Executive Vice President, President and Chief Operating Officer Specialty Products Division since May 2007. From February 2002 until May 2007, he was our Vice President, President and Chief Operating Officer of the Specialty Products Division. From 1977 through January 2002, he served in several capacities with FMC Corporation, most recently as the General Manager of its Alkali Chemical business. He also served FMC as General Manager of its Hydrogen Peroxide business and held senior positions in Global Business Management, Marketing and Operations in FMC’s Agricultural Products business.

Mr. Siracusa has been our Executive Vice President, Global Research & Development since May 2007, and was our Vice President, Global Research & Development from March 2005 until May 2007. Mr. Siracusa served as Senior Vice President, Research & Development for Playtex Products, Inc. from March 2000 to March 2005. From 1997 to 2000, he was Senior Vice President Research & Development for Reckitt & Coleman plc, a consumer products company, and also served that company from 1995 to 1997 as Divisional Vice President of Research & Development, North America. Mr. Siracusa also serves on the Board of Directors of the Consumer Specialty Products Association, a trade association which represents the interests of the Consumer Specialty Products Industry.

Mr. Tursi has been our Executive Vice President, Domestic Consumer Sales since May 2007, and was Vice President, Domestic Consumer Sales from July 2004 until May 2007. Prior to joining us, Mr. Tursi served as Vice President of Sales, Marketing and Customer Service of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. from 1999 to 2004. From 1998 to May 1999, he served as Vice President of Sales for Vlasic Foods International.

Mr. Katz has been our Vice President, Controller and Chief Accounting Officer since May 2007. From January 2003 until May 2007, Mr. Katz was our Controller, and from April 1993 to December 2002, he held the position of Assistant Controller. Mr. Katz has been employed by us in various positions since 1986.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning ownership of our common stock as of March 6, 2009 (unless otherwise noted) by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock; (ii) each Director and each nominee for election as a Director; (iii) each executive officer named in the Summary Compensation Table on page 30; and (iv) all Directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to the person’s name.

	Amount and Nature of Beneficial Ownership(1)			Notional Shares in Deferred Compensation Plans(2)
Name	Shares(2)(3)		Percent of Class
Neuberger Berman, Inc.(4)	5,396,451		7.69%	—
T. Rosie Albright	19,000		*	7,702
James R. Craigie	212,120	(5)	*	47,213
Robert A. Davies, III	37,823		*	—
Rosina B. Dixon	162,566	(6)	*	50,649
Bradley C. Irwin	2,515		*	—
J. Richard Leaman, Jr.	76,489		*	17,915
Robert D. LeBlanc	49,078		*	—
Robert A. McCabe	27,100		*	16,766
Ravichandra K. Saligram	1,483		*	2,183
Robert K. Shearer	—		*	686
John O. Whitney	45,660		*	15,885
Arthur B. Winkleblack	721		*	—
Matthew T. Farrell	39,728	(7)	*	9,617
Mark G. Conish	69,606	(8)	*	9,959
Adrian J. Huns	35,242	(9)	*	13,038
Joseph A. Sipia, Jr.	63,720	(10)	*	9,955
All Executive Officers and Directors as a Group (23 Persons)	1,120,203	(11)	1.58%	238,698

*	Less than 1%

(1)

Applicable percentage of ownership is based on 70,163,131 shares of our common stock outstanding as of March 6, 2009. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 6, 2009 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The shares listed in the “Shares” column do not include notional shares of our common stock credited to the account of Directors under the Deferred Compensation Plan for Directors or credited to the account of executive officers under the Executive Deferred Compensation Plan. Notional shares do not represent actual shares, but represent interests equivalent in value to the fair market value of shares of our common stock; gains or losses in the interests are based upon gains or losses in the fair market value of our common stock. These notional shares are reflected in the table in the column labeled “Notional Shares in Deferred Compensation Plans.” Because notional shares do not represent actual shares, holders of notional share accounts are not entitled to vote with respect to the notional shares.

(3)

The numbers in this column include shares that are subject to stock options exercisable currently, or within 60 days of March 6, 2009, as follows: Ms. Albright, 19,000 shares; Mr. Davies, 10,000 shares; Dr. Dixon, 43,000 shares; Mr. Leaman, 32,500 shares; Mr. LeBlanc, 25,000 shares; Mr. McCabe, 25,000 shares; Mr. Whitney, 43,000 shares; Mr. Craigie, 191,998 shares; Mr. Conish, 45,450 shares; Mr. Huns, 33,600 shares; Mr. Sipia, 55,672 shares; all executive officers and Directors as a group, 743,870 shares.

(4)

Neuberger Berman, Inc. has provided the following information in Amendment No. 4 to its Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009. As of December 31, 2008, Neuberger Berman, Inc. has sole voting power over 115,935 shares, shared voting power over 4,470,205 shares and shared investment power over 5,396,451 shares. With respect to the 4,470,205 shares over which Neuberger Berman, Inc. has shared voting power, Neuberger Berman, LLC and Neuberger Berman Management Inc. also are deemed to be beneficial owners. Neuberger Berman, Inc. owns 100% of each of Neuberger Berman, LLC and Neuberger Berman Management Inc. Of the 4,470,205 shares over which Neuberger Berman, Inc. has shared voting power, 4,408,105 shares are beneficially owned by Neuberger Berman equity funds. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as sub-advisor and investment manager, respectively, of Neuberger Berman’s various mutual funds. The 926,246 share difference in voting and investment power relates to clients’ accounts over which Neuberger Berman, Inc. has shared investment power but no voting power. The address of Neuberger Berman, Inc. is 605 Third Avenue, New York, New York 10158-3698.

(5)	Includes Mr. Craigie’s interest in 3,138 shares of restricted stock.

(6)	Includes 44,345 shares held in two trusts for which Dr. Dixon serves as co-trustee and as to which Dr. Dixon holds either shared voting or shared investment power.

(7)	Includes Mr. Farrell’s interest 13,110 shares of restricted stock.

(8)	Includes Mr. Conish’s interest in 427 shares of restricted stock.

(9)	Includes Mr. Huns’ interest 670 shares of restricted stock.

(10)	Includes Mr. Sipia’s interest in 949 shares of restricted stock.

(11)	Includes interests of executive officers in 22,487 shares of restricted stock.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of our company’s financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of our company’s internal control over financial reporting. Deloitte & Touche LLP, our company’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of the company’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations of our company, and (ii) expressing an opinion on the effectiveness of our company’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and Deloitte & Touche LLP’s evaluation of our company’s internal control over financial reporting.

2.	The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee regarding independence, and has discussed with Deloitte & Touche LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Respectfully submitted,

J. Richard Leaman, Jr., Chairperson

Bradley C. Irwin

Robert K. Shearer

Arthur B. Winkleblack

Dated: March 5, 2009

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees related to the 2007 and 2008 fiscal years payable to our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are as follows:

	2008 ($)	2007 ($)
Audit Fees	2,885,800	2,582,620
Audit-Related Fees(1)	199,165	115,400

Total Audit and Audit-Related Fees	3,084,965	2,698,020
Tax Fees(2)	345,001	415,737
All Other Fees(3)	128,500	7,500

(1)	Audit-related fees primarily include services for acquisition-related due diligence and SEC and financing work.

(2)	Tax fees include services for compliance and planning.

(3)	All other fees include services for the initial assessment of the impact of the adoption of International Financial Reporting Standards, as well as Audit Committee training.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded for 2008 to our executive officers listed in the Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our “named executive officers.”

2008 COMPENSATION

Compensation Objectives

In making compensation determinations for executive officers in 2008, we have continued to focus on the following objectives:

•	Provide compensation that is competitive in markets in which we compete for management talent. We refer to this objective as “competitive compensation.”

•	Condition a majority of a named executive officer’s compensation on a combination of short and long-term performance. We refer to this objective as “performance incentives.”

•

Encourage the aggregation and maintenance of meaningful equity ownership, and the alignment of executive officer and stockholder interests as an incentive to increase stockholder value. We refer to this objective as “stockholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of 2008 compensation that we paid to the named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Incentive Compensation	Performance Incentives Competitive Compensation Stockholder Incentives

Stock Options	Performance Incentives Stockholder Incentives Competitive Compensation Retention Incentives

Restricted Stock Awards	Stockholder Incentives Retention Incentives

Determination of Competitive Compensation

In assessing competitive compensation, we relied on data provided to us in 2008 by our compensation consultants, Steven Hall & Partners. We used the data provided by Steven Hall & Partners to gauge the comparability of our compensation to the compensation of executives of other companies with generally corresponding responsibilities. With respect to the determination of compensation for our Chief Executive Officer and our Chief Financial Officer, the data provided by the compensation consultant focused on the compensation level of a comparator group of consumer goods companies that had revenues in the range of approximately 25 to 250 percent of our revenues and have brand management focus and distribution channels that are similar to ours. We believe there is a strong likelihood that an executive officer’s skills will be transferable among these companies, so we would expect to compete with these companies for executive officer talent. The comparator companies were the following:

• Alberto-Culver Company	• McCormick & Company Incorporated
• American Greetings Corporation	• NBTY, Inc.
• Blyth, Inc.	• Nu Skin Enterprises, Inc.
• Central Garden & Pet Company	• PepsiAmericas Inc.
• Chiquita Brands International, Inc.	• Perrigo Company
• The Clorox Company	• Playtex Products, Inc.
• Coca-Cola Bottling Co. Consolidated	• Revlon, Inc.
• Cott Corporation	• The Scotts Miracle-Gro Company
• Del Monte Foods Company	• The J. M. Smucker Company
• Energizer Holdings, Inc.	• Spectrum Brands, Inc.
• Flowers Foods, Inc.	• TreeHouse Foods, Inc.
• Helen of Troy Limited	• Tupperware Brands Corporation
• The Hershey Company	• United National Foods, Inc.
• Imperial Sugar Company	• UST Inc.
• Lance, Inc.	• Wm. Wrigley Jr. Company
• Libbey, Inc.

Yankee Candle Company, Inc., which was a comparator company with respect to 2007 compensation determinations, was acquired in 2006 and, therefore, is no longer a comparator company. In late 2006, Alberto-Culver Company separated into two publicly traded companies. One of the companies, the “new” Alberto-Culver, continues to operate the consumer products business and is a comparator company in place of the larger, pre-separation company.

In providing comparative data regarding compensation of executives of the comparator companies, Steven Hall & Partners excluded companies if their executives earned more than twice as much or less than half as much as our corresponding executive. Steven Hall & Partners also excluded data relating to executives who have not held their position for at least two years and, as it deemed appropriate, excluded data relating to one-time and special awards.

While the proxy statements of the comparator companies provide a good deal of comparative data relating to the principal executive officer and principal financial officer positions, there is considerably less comparative information for our other executive officer positions. This is because the responsibilities of the comparator companies’ named executive officers other than the principal executive officer and principal financial officer varied considerably and often did not correspond to the responsibilities of our other named executive officers. Therefore, with respect to our named executive officers other than our Chief Executive Officer and Chief Financial Officer, we relied on an analysis prepared by Steven Hall & Partners of data derived from published surveys. This analysis provided information on compensation for executive officers serving in positions comparable to those of our other named executive officers. Where possible, Steven Hall & Partners focused its comparative data on surveys relating to non-durable goods manufacturing companies and consumer products companies. In addition, the survey data was weighted based on Steven Hall & Partners’ judgment as to reliability and validity of the data. The survey data also was used by Steven Hall & Partners as a supplement to the publicly filed proxy statement data it used in providing a comparative analysis of compensation for our Chief Executive Officer and Chief Financial Officer.

We generally seek to structure total direct compensation, namely base salary, annual incentive plan payout at target and long-term incentives, at a level that approximates the 50th percentile of the comparator companies or the survey companies, as applicable. However, we have not followed this guideline rigidly, and the Compensation & Organization Committee of our Board of Directors has made determinations that represent a departure from this general guideline. For example, as described below under “Annual Incentive Plan,” and as was the case in 2007, the Compensation & Organization Committee determined to set higher payment amounts for target levels under our Annual Incentive Plan than would be suggested by the guideline because the target goals reflected budgeted earnings per share growth of 14 percent, which we viewed as aggressive. In addition, as described below under “Long Term Incentives—Stock Options,” in 2008, the Compensation & Organization Committee determined to increase, by 25 percent, the dollar amount used to determine the number of shares underlying options issuable to our executive officers because of our total shareholder return as compared to the comparator companies and an additional selected group of consumer products companies. Moreover, because a majority of our compensation is performance-based, actual cash compensation paid to our named executive officers may further vary from that paid to executive officers in the comparator companies or the survey companies, based on achievement of performance targets.

Salaries

As noted above under “Compensation Objectives,” salary determinations are intended to address our objective of providing competitive compensation. Therefore, we rely on the comparator companies and survey data provided by Steven Hall & Partners in setting salaries, and generally seek to provide salaries to our named executive officers at a level that approximates the median level suggested by the data. Largely as a result, and except as noted below with respect to Mr. Craigie, salary increases for named executive officers averaged approximately 3 percent, which we believed would satisfy this objective. Mr. Farrell’s salary was approximately 15 percent above the median salary level suggested by the Steven Hall & Partners data, but the disparity was due to the fact that Mr. Farrell’s salary was initially established by the terms of his offer letter at the time he commenced employment with us in 2006. In addition, the 2007 data relating to the comparator companies’ chief financial officers used by Steven Hall & Partners reflected reduced median levels because compensation information for all chief financial officers, not merely those who were among the highest paid executive officers, were included in proxy statements filed in 2007 under amended SEC regulations.

In the case of Mr. Craigie, the data provided by Steven Hall & Partners in 2008 indicated that an increase of 6.25 percent would position him at the median level determined from the comparator companies data and the survey data. Based on this information, the Compensation & Organization Committee determined to increase Mr. Craigie’s salary by $50,000, which constituted a 6.25 percent increase.

Annual Incentive Plan

The principal objective of our annual incentive plan is to align executive and stockholder interests by providing an incentive to achieve performance goals that support long-term stockholder return. The performance goals are established each year to reflect specific objectives set in our annual budget. We also consider competitive factors, including total cash compensation, which includes salary and annual incentive bonus, in determining the amount of annual incentive award opportunities.

As noted above, we generally have sought to structure total direct compensation to be comparable to the median level of the comparator and survey companies. This guideline has influenced our target award levels, but those levels can be increased if we believe the performance goals represent aggressive targets. Moreover, actual payouts to the named executive officers can vary significantly based on actual performance.

We use a numerical rating system of 0-2.0 to determine the payout amounts under our Annual Incentive Plan. Award levels for target performance at a 1.0 rating are based on a specified percentage of the participants’ respective salaries designed to address the compensation guidelines described in the preceding paragraph. However, as was the case in 2007, we set payout amounts for achieving the performance targets at levels that were 20 percent above the amounts that would be paid with respect to a 1.0 rating. In other words, a rating of 1.2 is applied if target performance is achieved. We made this adjustment because the performance goals were designed to reflect budgeted earnings per share growth of 14 percent, which we believed would represent a formidable achievement. The following table indicates the percentage of salary payable at a 1.0 rating, and the target award opportunity for 2008, based on a 1.2 rating:

Name	Percentage of Salary Payable at 1.0 Performance Rating	Target Award Opportunity (Based on a 1.2 Performance Rating) ($)
James R. Craigie	100%	1,005,000
Matthew T. Farrell	60%	332,100
Mark G. Conish	50%	193,050
Adrian J. Huns	50%	201,000
Joseph A. Sipia, Jr.	50%	193,050

Mr. Craigie’s percentage reflects his responsibilities as our Chief Executive Officer. Mr. Farrell’s percentage was established in accordance with the terms of his offer letter in connection with his commencement of employment in 2006. We set the percentage for all other executive officers at the same level, which we believe unifies the commitment of the affected executive officers towards achievement of our annual performance goals. In addition, the Compensation & Organization Committee also referenced the competitive compensation data provided by Steven Hall & Partners in setting the percentage levels.

For named executive officers who did not have division responsibilities, all of their target award was based on corporate performance. However, 20 percent of the award that is earned and payable based on achievement of the corporate performance objectives is subject to adjustment based on the achievement of individual performance objectives, as described below. The 2008 corporate performance metrics and their weightings were the following:

Net Sales	25%
Gross Margin	25%
Operating Margin	25%
Free Cash Flow	25%*

*	Free cash flow equals net cash provided by operating activities less capital expenditures.

For named executive officers with division responsibilities, 60 percent of their target award was based on corporate performance, comprised of the same measures as set forth above, and 40 percent was based on division performance. However, one-third of the award that is earned and payable based on achievement of the corporate performance objectives (which is equivalent to 20 percent of the total award, if all target objectives are met) is subject to adjustment based on the achievement of individual performance objectives, as described below.

In a departure from past practice, we determined to provide different metrics and weightings in 2008 for each of our three divisions, as indicated in the table below:

	Division
Metric	Consumer Domestic	Consumer International	Specialty Products
Net Sales	33%	25%	33%
Gross Margin	33%	25%	—
Operating Margin	33%	25%	—
Working Capital	—	25%	—
EBIT	—	—	67%

*	EBIT means earnings before interest and tax expenses and includes earnings from unconsolidated joint ventures.

The results used to compute performance in 2008 reflect adjustments approved by the Compensation & Organization Committee to eliminate the effect of items such as foreign exchange fluctuations, our acquisition of substantially all of the assets of Del Laboratories, Inc., the disposition of our wholly-owned British subsidiary, Brotherton Specialty Products Ltd., the disposition of our Consumer International subsidiary in Spain and restructuring costs associated with the construction of a new manufacturing and warehouse facility in York County, Pennsylvania and the related closing of our North Brunswick, New Jersey complex. We do not believe that items such as foreign exchange fluctuations appropriately reflect management performance for purposes of the annual incentive plan, and acquisitions and dispositions, as well as restructuring costs, generally reflect events not addressed in the budgeting process. In addition, we adjusted gross margin and operating margin to eliminate the effect of expenses relating to above-target payouts. We do not believe that it would be fair, in effect, to penalize our executives for compensation earned as a result of superior performance.

We selected net sales as a measure of corporate and divisional performance because it is a key metric used in our industries. We believe that in a mature industry subject to intense competition, net sales is a fundamental measure of our ability to compete effectively and grow. We added gross margin as a measure of corporate and divisional performance in 2008 because we believe that our ability to control cost of sales has become an increasingly critical component of our operations. The effect of raw material and energy costs on our margins has underscored the need for effective management of both our product pricing and cost of sales. We selected operating margin and divisional EBIT because, in addition to considerations relating to gross margin, our profitability is dependant on our ability to effectively manage discretionary marketing expenditures and control selling, general and administrative expenses in a manner that will enable us to realize a meaningful return from the sale of our products. We selected free cash flow as a measure of working capital utilization because we believe free cash flow is a standard performance metric used by investors. It also is a tool used by our management. We believe that free cash flow provides a useful indication of our ability to pay dividends and service indebtedness. Moreover, free cash flow is affected by net income, working capital and capital expenditures, all factors relevant to assessing the management of our business.

We determined to weight each corporate performance metric equally. Most significantly, this determination reduced the weighting of net sales from 40 percent in 2007 to 25 percent in 2008. In making this reduction, we noted that net sales affect all of the other metrics. We applied an identical reduction in weighting to the operating margin metric, but we believe the reduction is somewhat offset by the introduction of the gross margin measure.

We used two additional metrics in connection with divisional performance. For Consumer International, we added a working capital metric, which we believe is an effective measure of that division’s utilization of our financial resources and cash management. We believe this is an important consideration in our effort to improve the performance of this division.

Finally, we substituted EBIT for division operating margin as a metric for the Specialty Products Division. EBIT includes the performance of joint ventures that are an important part of the Specialty Products Division’s business. Because the joint ventures are not consolidated into our financial statements, their performance is not addressed in the operating margin metric. Moreover, because joint venture net sales also are not addressed in the net sales metric, we determined to provide greater weight to the EBIT metric.

With respect to performance goals established for each metric, we apply a scale of 0.0 to 2.0 to determine a performance rating. As noted above, payout amounts for achieving the performance targets in 2008 were set at a rating of 1.2. A rating of 2.0 indicates that the maximum performance level has been achieved or exceeded. A rating of 0.0 indicates that performance is below the level at which any payment would be made under the annual incentive plan. In determining the annual incentive payout, we multiplied the amount payable for a 1.0 performance rating by the actual performance rating.

The following table indicates, with respect to each corporate performance measure, the threshold level of performance for which a payout could be made, the target performance level and the maximum performance level (dollars are in millions):

Performance Measure	Threshold (0 rating)	Target (1.2 rating)	Maximum (2.0 rating)
Net Sales	$2,151	$2,288	$2,380
Gross Margin	39.45%	40.70%	41.95%
Operating Margin	13.90%	14.70%	15.70%
Free Cash Flow	$150	$200	$250

With respect to corporate performance in 2008, the actual performance levels and ratings were as follows (dollars in millions):

	Performance Level	Rating
Net Sales	$2,357.7	1.8
Gross Margin	40.15%	0.7
Operating Margin	14.63%	1.1
Free Cash Flow	$277.6	2.0

The corporate performance rating for 2008 was equal to the weighted average number of these factors, or 1.4. However, the Compensation & Organization Committee determined to increase the rating to 1.5 to address factors that were not contemplated at the time the performance targets were set. As noted above, we adjust the performance measures to eliminate the effect of acquisitions and dispositions. For 2008, the Compensation & Organization Committee determined that some recognition should be provided with respect to the excellent performance of the business acquired from Del Laboratories, Inc., primarily consisting of Orajel products. In addition, the Compensation & Organization Committee believed that, in light of the rapidly deteriorating conditions in the economy towards the end of 2008, management’s performance was particularly noteworthy. These considerations resulted in the corporate rating increase. The relevant division performance ratings for 2008 were: Consumer Domestic, 1.5; Consumer International, 1.0; and Specialty Products, 1.9.

As noted above, a portion of an executive officer’s award that is earned and payable based on the achieved corporate or division performance ratings is subject to adjustment based on the achievement of individual performance objectives. The Compensation & Organization Committee could choose to increase, decrease or leave unchanged the achieved performance ratings for corporate performance based on its assessment of an executive officer’s performance with respect to a number of specific individual objectives within the following six categories:

•	Brand positioning—This category covers objectives related to marketing our brands.

•	New product development.

•	Global leverage—This category covers objectives related to the growth of our international businesses and application of our supply chain and support resources worldwide.

•	Low cost—This category covers objectives relating to controlling expenses.

•	Merger, acquisition and divestiture activity.

•	Superior leadership—This category covers objectives related to the effectiveness of functional leadership.

The final performance rating applicable to each executive reflected the weighted average achieved performance rating for corporate performance and division performance applicable to the executive, adjusted for the achievement of specific individual performance objectives. Based on their respective performance ratings, the named executive officers received award payments as shown in the table below:

Name	Applicable Performance Rating	Actual Award Payment ($)	Actual Award as percentage of Target Award Opportunity
James R. Craigie	1.55	1,298,100	129%
Matthew T. Farrell	1.55	429,000	129%
Mark G. Conish	1.55	249,400	129%
Adrian J. Huns	1.25	209,400	104%
Joseph A. Sipia, Jr.	1.71	275,100	143%

In accordance with Securities and Exchange Commission regulations, the award payments are reflected in two separate columns of the Summary Compensation Table. The awards in the “Non-Equity Incentive Plan Compensation” column were determined based on the arithmetic criteria described above. The awards resulting from the increase of the corporate performance rating from 1.4 to 1.5 and a rating increase based on achievement of individual objectives appear in the “Bonus” column.

Payment to James R. Craigie In Lieu of Matching Contribution under Executive Deferred Compensation Plan

Our Executive Deferred Compensation Plan (“EDCP”), as in effect in 2008, provided for our allocation to participants of a matching contribution, equal to the matching contribution we would have made under our Savings and Profit Sharing Plan for Salaried Employees, were it not for (1) the Internal Revenue Code limit on the amount of eligible compensation under that plan and (2) the participant’s deferrals into the EDCP. However, due to Department of Treasury regulations under Section 409A of the Internal Revenue Code and certain EDCP provisions, we could not make a matching contribution to any participant under the EDCP that exceeded $15,500. Were it not for this limitation, Mr. Craigie would have received a full matching contribution of $55,656 under the EDCP. Because it was our intention that each participant receive the full matching contribution, we provided a payment to Mr. Craigie of $40,156, which equaled the amount by which the full matching contribution exceeded the $15,500 limit. This amount is reflected in the “Bonus” column of the Summary Compensation Table. As described below under “Ongoing and Post-Employment Compensation – Executive Deferred Compensation Plan (“EDCP”),” we amended the EDCP, effective January 1, 2009, to restructure the EDCP contribution provisions. As a result, the $15,500 limit will no longer be applicable to the EDCP.

Long-Term Incentives—Stock Options

We generally seek to position long-term incentive awards for the named executive officers to be approximately equivalent to the median level of the comparator companies. We have continued to utilize options on our common stock as our principal form of long-term compensation. Stock options granted in 2008:

•	have a 10 year term,

•	vest as to all underlying shares on the third anniversary of the date of grant and

•	have an exercise price equal to the fair market value per share on the date of grant, which we determine based on the closing price as reported on the New York Stock Exchange on the date of grant.

In addition, our stock options granted in 2008 include provisions enabling a three-year post-termination vesting and exercise period. The provisions apply if (1) the option holder’s employment terminates due to retirement or termination by us without cause, (2) the option holder is at least 55 years old and has at least five years of service with us and (3) the sum of the option holder’s age and years of service is at least 65. Although these provisions are more favorable than are typical among the comparator companies, we believe that these provisions enable us to attract and retain seasoned executives who have considerable experience. Moreover, we view these post-termination provisions as offsetting the effect of the vesting provisions of our stock options, which we believe are less favorable than vesting provisions used by many of the comparator companies. Those companies provide for incremental vesting of stock options during the vesting period, while our options do not vest until they have been held for three years. We believe our vesting provisions encourage our employees to maintain employment with us.

We believe that stock options provide a strong incentive to increase stockholder value, because the value of the stock options is dependent on the market performance of our common stock following the date of grant.

Under our long-term incentive program, we grant stock options to each of our named executive officers on an annual basis, based on a multiple of the executive officer’s salary. In connection with our 2008 grants, we initially used the following multiples of salary for our named executive officers:

Name	Multiple of Salary
James R. Craigie	6.5x
Matthew T. Farrell	2.5x
Mark G. Conish	2.1x
Adrian J. Huns	2.1x
Joseph A. Sipia, Jr.	2.1x

The multiples in 2008 for named executive officers other than Mr. Craigie were unchanged from 2007. The considerations relating to the determination of the salary multiples were similar to those discussed above under “Annual Incentive Plan” with respect to the percentage of salary payable at a 1.0 percent performance rating. We increased Mr. Craigie’s multiple from 4.7 to 6.5 times his salary, in order to position him at the median level of the comparator companies.

In 2008, we increased by 25 percent the dollar amount initially computed based on the salary multiples set forth above. We took this action after comparing the total shareholder return (based on the increase in stock price plus dividends paid) of Church & Dwight common stock against the total shareholder return of the common stock of the comparator companies for the three year period from January 1, 2005 through December 31, 2007. During the three year period, our total shareholder return was among the top 25 percent of the comparator companies. We supplementally compared our total shareholder return performance for the ten and four year periods ending December 31, 2007 against a selected group of consumer products companies utilized by management for internal analysis purposes (Alberto-Culver Company; Avon Products, Inc.; Colgate-Palmolive Company; The Clorox Company; Energizer Holdings, Inc.; Jarden Corporation; Kimberly-Clark Corporation; PepsiCo, Inc.; and The Procter & Gamble Company). For both periods, our total shareholder return was among the top 25 percent of the selected group. The increase in dollar amount was made to reflect our company’s superior performance as compared to most of the comparator companies. The determination to increase the grant by 25 percent was not based on the application of any formula.

In determining the number of shares underlying options for each of the named executive officers, we divided the dollar amount available for option grants by the closing price of a share of our common stock on the date of grant to determine the number of stock options granted to the executive officer. We rounded the resulting number of shares to the nearest 100 shares.

The number of shares underlying stock options granted to the named executive officers are set forth below in the Grants of Plan Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table. The dollar amounts shown in the Summary Compensation Table for each year generally reflect the dollar amount recognized for financial statement purposes. These amounts include amounts attributable to options granted in earlier years, and in some instances do not reflect the entire grant date fair value of the options granted in the relevant year. For information regarding the grant date fair value of options granted in 2008, see the “Grant Date Fair Value of Stock and Option Awards” column of the Grants of Plan-Based Awards table.

Beginning with options granted in 2005, we have applied special provisions to Mr. Craigie’s options. Under these provisions, if his employment with us terminates for any reason other than for cause after he has been employed by us for five years and if he is in compliance with our stock ownership guidelines as in effect at the end of the five year period, his options will remain exercisable until the end of their stated term and will continue to vest in accordance with the terms of the grant. The Compensation & Organization Committee approved this provision to encourage Mr. Craigie to maintain a long-term focus on our strategy and a long-term interest in our securities, and to remove requirements and incentives to exercise options and sell underlying shares within a short time following a termination of his employment. See “Stock Ownership Guidelines” below for information regarding stock ownership guidelines applicable to Mr. Craigie by the end of 2009 and by the end of 2010.

In 2008, the Compensation & Organization Committee again considered the structure of our long-term incentive compensation, which continues to consist solely of stock options. After reviewing analyses prepared by Stephen Hall & Partners at its request, the Compensation & Organization Committee did not change our long-term incentive compensation structure. While the Compensation & Organization Committee continues to believe that stock options are an appropriate form of long-term incentive compensation, it will review with management, on an ongoing basis, the advisability of adopting alternative forms of long-term incentive compensation that are tied to, and provide incentives for, the long-term increase in stockholder value.

Restricted Stock Award Program

We believe it is very important to enhance the linkage of the interests of our officers to those of our stockholders by encouraging ownership of our common stock. Under our restricted stock award program, we award restricted stock to officers when those officers acquire our common stock. Specifically, we award shares of restricted stock to an officer who, during a calendar year,

•	defers a portion of his or her salary into a notional investment in common stock under the EDCP,

•	defers a portion of his or her award under the annual incentive plan, subject to a limit of 50 percent of the target bonus amount, into a notional investment in our common stock fund under the EDCP,

•	transfers funds within the EDCP into the notional investment in common stock or

•	otherwise purchases our common stock, except as described below.

We award the restricted stock on the first Monday in March of the succeeding calendar year. The number of shares awarded has a fair market value equal to 20 percent of the value of the acquired notional investment in our common stock and the otherwise purchased common stock. For this purpose, the value of the acquired notional investment and otherwise purchased common stock may not exceed 50 percent of the officer’s target bonus in the year preceding the year in which we award the restricted stock. Restricted shares awarded under the program vest on the third anniversary of the date of award. In addition to encouraging share ownership, we believe the vesting terms of the restricted stock provide a meaningful incentive for continued employment. Restricted shares issued to the named executive officers under this program in 2008 are set forth below in the Grants of Plan-Based Awards Table under the column heading, “All Other Stock Awards: Number of Shares of Stock or Units.”

The restricted stock award program is not intended to provide an incentive to purchase our common stock where other incentives related to the acquisition of our common stock already exist. Therefore, we do not award restricted stock for purchases of our stock under plans that provide discounts or other direct economic benefits for employees. For example, we do not provide restricted stock awards for purchases of our common stock under our employee stock purchase plan, which provides a discount from market price permitted by the Internal Revenue Code, or under our savings and profit sharing plan, which provides for our matching contributions on a portion of employee contributions into the plan.

Perquisites and Charitable Contributions

We provide very limited perquisites to our executive officers. In 2008, we initiated an executive physical program under which we provide a comprehensive physical through a provider selected by the executive from among three providers that we have approved. We believe it is in our interest to ensure that our executives’ health is monitored so that any health-related issues pertaining to an executive can be identified and addressed promptly. The cost to us for providing this benefit is approximately $3,000 per executive. In addition, Mr. Conish receives reimbursement of life insurance premiums under a program that was closed to new participants a number of years ago.

Except as noted above, we currently do not have programs for providing personal benefit perquisites to executive officers. We do not participate in any programs under which we agree to make donations to charitable institutions in the name of any of our executive officers or directors. We do, from time to time, make donations to charities designated by our executive officers and directors. The aggregate amount of all donations to these charities was $20,000 in 2008.

STOCK OPTION GRANT PRACTICES

For the past several years, our Compensation & Organization Committee has followed a practice of making our annual stock option grants to executive officers and other employees effective on the Monday falling most closely to the midpoint between the first and second quarter earnings releases. A grant to a new employee is effective on the date the employee commences employment with us, and special grants made to employees at times other than the time of the annual grant are effective on the first trading day of the month following approval of the grant. The per share exercise price of stock options is equal to the closing price of a share of our common stock on the date of grant. We believe that our stock option grant practices are appropriate and eliminate any questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with a long-standing schedule.

Our Compensation & Organization Committee delegates to our Executive Vice President Human Resources the ability to approve stock option grants for employees who are not executive officers. The grants may be made at times other than the time of annual grant and are utilized for new hires and for performance recognition. The Compensation & Organization Committee approved 48,000 shares for these purposes in 2008. The timing and pricing of the option grants in 2008 conformed to the Compensation & Organization Committee practices described in the preceding paragraph.

STOCK OWNERSHIP GUIDELINES

Our executive officer stock ownership guidelines are designed to further align the interests of executive officers with the interests of our stockholders. The guidelines specify the number of shares of our common stock that our executive officers must accumulate by the end of 2009 (or, if later, five years following appointment to an executive officer position) and maintain thereafter. The current guidelines are based on salary levels on January 1, 2008 and the average closing price of our common stock during 2007. An executive officer who becomes subject to the guidelines after January 1, 2008 will have stock ownership requirements that are computed based on a multiple of his or her salary at the time the executive officer becomes subject to the guidelines and the average closing price of our common stock for the prior 365-day period. In each case, the number of shares resulting from the calculation is rounded to the nearest 1,000 shares. Every three years, we recalibrate the stock ownership requirements based on the then current base salaries and the average closing stock price of our common stock over the preceding 12 months. The next recalibration will occur on January 1, 2011. The Compensation & Organization Committee reviews the executive officers’ progress towards compliance with the guidelines semi-annually.

In 2007, we agreed to defer, by one year, the deadline for Mr. Craigie’s compliance with the stock ownership requirements. We did this because Mr. Craigie transferred to his former spouse, as part of a divorce settlement, a number of shares having a value approximately equivalent to one year’s applicable salary. As modified, guidelines applicable to Mr. Craigie require that he reach a stock ownership level equivalent to four times salary by the end of 2009 and five times salary by the end of 2010. See “Long-Term Incentives—Stock Options” above for a description of special provisions that will apply to Mr. Craigie’s stock options if he is in compliance with our stock ownership guidelines in 2009.

The guidelines applicable to each of the named executive officers, and the named executive officer’s progress towards achieving the required stock ownership levels, are shown on the following table:

Name	Applicable Base Salary(1) ($)	Multiple of Salary Subject to Guidelines	Applicable Price Per Share ($)	Required Number of Shares to be Held	Number of Shares Held at 12/31/08(2)
James R. Craigie	800,000	5.0x	48.81	82,000	52,630
Matthew T. Farrell	450,000	5.0x	48.81	46,000	44,736
Mark G. Conish	312,000	2.5x	48.81	16,000	32,716
Adrian J. Huns	335,000	2.5x	48.81	17,000	14,481
Joseph A. Sipia, Jr.	312,000	2.5x	48.81	16,000	17,734

(1)

Applicable base salary refers to the base salaries in effect on January 1, 2008. Applicable price per share is the average closing stock price during 2007. Base salary levels and applicable price per share will be readjusted in 2011.

(2)

Stockholdings include shares owned by the executive officer or members of his or her immediate family residing in the same household, shares or notional shares held for the executive officer’s account in a company plan and restricted stock held by the executive officer.

ONGOING AND POST-EMPLOYMENT COMPENSATION

We have plans and agreements that address compensation for our named executive officers that accrue value as the executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package, in most cases not only for executive officers, but for other employees as well.

Savings and Profit Sharing Plan for Salaried Employees

This plan, which we sometimes refer to below as the “savings and profit sharing plan,” is a tax-qualified defined contribution plan available to all of our domestic salaried employees. All of our named executive officers participate in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations, up to a maximum of 70 percent of his or her eligible compensation, which includes salary and payments under the annual incentive plan, (15 percent for highly compensated employees in 2008) on a pre-tax or post-tax basis (post-tax contributions are limited to six percent of eligible compensation). We provide a matching contribution equal to 50 percent of the first six percent of eligible compensation that an employee contributes in any year. In addition, the plan provides a profit-sharing feature under which we make an annual contribution to the account of each employee based on our performance in the preceding year. The performance measures and results used to calculate the annual contribution level are identical to the company-wide measures described above under “Annual Incentive Plan.” Achievement of the target performance rating would have resulted in a contribution of 7.3 percent of a participant’s eligible compensation in 2008. In respect of 2008 performance results, the Compensation & Organization Committee made a contribution in 2009 equal to 9.0 percent of a participant’s eligible compensation. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including a company stock fund. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. Employee contributions and compensation on which our profit sharing contributions may be based cannot exceed limits under the Internal Revenue Code (the eligible compensation limit was $230,000 in 2008).

Employee Stock Purchase Plan

This plan is a tax qualified employee stock purchase plan generally available to our domestic employees who work at least 20 hours per week. Mr. Craigie, Mr. Farrell and Mr. Sipia participate in this plan. Under the plan, a participant may contribute up to 10 percent of his or her salary and wages towards the purchase of our common stock on the last business day of a calendar month. The purchase price generally is equal to 85 percent of the closing price of our common stock on the second Friday of the month. As a result of Internal Revenue Code limits, no participant may purchase more than $25,000 worth of common stock in any calendar year.

Executive Deferred Compensation Plan (“EDCP”)

This plan and its predecessors collectively have been in effect for over 20 years. The plan is a nonqualified deferred compensation plan that provides tax benefits for executive officers. All named executive officers participate in the plan. Under the EDCP, an executive officer can defer up to 85 percent of his or her salary and up to 85 percent of amounts paid to the executive officer under our annual incentive plan. In addition, effective January 1, 2009, an executive can make a separate deferral, which we refer to below as the “Excess Compensation Deferral,” of up to six percent of compensation that exceeds Internal Revenue Code limits on eligible contributions under our savings and profit sharing plan. We provide a contribution equal to (1) 50 percent of the Excess Contribution Amount; (2) three percent of other salary and bonus deferrals; and (3) the profit sharing contributions we would have made to the participant’s account under our savings and profit sharing plan were it not for the Internal Revenue Code limit on the amount of eligible compensation under that plan and the participant’s deferrals into the EDCP.

Prior to 2009, the EDCP did not include the Excess Compensation Deferral, and all of our contributions were based on any matching contributions and profit sharing contributions we would have made to the participant’s account under our savings and profit sharing plan were it not for (1) the Internal Revenue Code limit on the amount of eligible compensation under that plan and (2) the participant’s deferrals into the EDCP. However, based on Department of Treasury regulations adopted under Section 409A of the Internal Revenue Code, there appeared to be a limit on the amount of contributions we could make that were based on matching contributions under our savings and profit sharing plan. Therefore, we revised the contribution provisions of the EDCP, effective January 1, 2009, so that the Section 409A regulations would be inapplicable to the EDCP, which will enable participants to maintain an opportunity to receive, for their accounts under the EDCP, an amount approximating the matching contributions formerly provided under the EDCP.

In 2008, the Section 409A regulations limited the amount of our matching contributions for Mr. Craigie’s account, and we made a special payment to Mr. Craigie in lieu of matching contributions we could not make for his EDCP account due to the Section 409A regulations. See the discussion above under “2008 Compensation—Payment to James Craigie in Lieu of Matching Contributions Under Executive Deferred Compensation Plan.”

Amounts deferred under the EDCP generally are not subject to federal, and in many cases state, income taxes until they are distributed. An executive officer can choose to have his or her contributions allocated to one or more of several notional investments, including a notional investment in our common stock. A participant may not initially allocate more than 50 percent of his or her contributions to our common stock, although the participant can increase the notional common stock amount through intra-plan transfers of notional investments previously made. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, on the notional investments. An executive officer may choose to receive a payout following retirement, either in a lump sum or in annual installments, in accordance with the terms of the EDCP. Alternatively, the executive officer may choose to receive an in-service distribution in a lump sum or in up to four annual payments in accordance with the terms of the EDCP. The EDCP also includes provisions for payment upon death or disability. See the Deferred Compensation table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

Change in Control and Severance Agreements

In 2006, we adopted change in control and severance agreements for our executive officers. We believe that these agreements can create management stability during a period of uncertainty. Absent such agreements, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security following a change in control. We believe that the agreements serve to provide financial security to an executive officer in the event the executive officer is terminated without cause following a change in control by providing a meaningful payment to the executive officer. The agreements also provide clear statements of the rights of the executive officers and protect against a change in employment and other terms by an acquirer that would be unfavorable to the executive officer. In providing a higher level of benefits to Mr. Craigie than to our other named executive officers, we referenced data from a study prepared by a former compensation consultant indicating that a higher level of benefits for a CEO was in line with marketplace practices. We also determined to provide benefits to our executive officers, although at a lower level, for certain types of employment terminations that do not follow a change in control. We believe these severance obligations provide a competitive benefit that enhances our ability to retain capable executive officers.

The change in control and severance agreements provide for payments and other benefits if an executive officer’s employment is terminated without cause, or if an executive officer terminates employment for “good reason,” within two years following a change in control. These provisions require what is sometimes called a “double trigger,” namely both a change in control and a specified termination event, before payment is made. The agreements also provide for lesser payments if these types of terminations occur outside of the context of a change in control. In addition, if the executive officer becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment to be received under the agreement in connection with a change in control, additional payments will be made to the executive officer. These additional payments are designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payments, the executive officer will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the additional payments.

See “Potential Payments Upon Termination or Change in Control” for further information regarding benefits under the change in control and severance agreements.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified highest paid executive officers, unless certain conditions are met. We have structured certain portions of our executive compensation program to preserve deductibility for federal income tax purposes. Nevertheless, we believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company. For example, as discussed above under “2008 Compensation -Annual Incentive Plan,” the Compensation & Organization Committee determined to increase the corporate performance rating under our annual incentive plan to address factors that were not contemplated at the time performance targets under the plan were set. This action affected the deductibility of a portion of Mr. Craigie’s compensation.

As noted above, under our change in control and severance agreements, our executive officers will be entitled to receive additional payments if payments to them resulting from a change in control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. It is possible that a change in control could result in additional payments to our executive officers, particularly Mr. Craigie, who is entitled to receive a larger payment than other executive officers following a change in control if the conditions for payment are satisfied. Nevertheless, we believe that the payments relating to the excise tax are appropriate to preserve the intended benefits under the agreements, as well as the incentive for executive officers to maintain their employment with us.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

In connection with 2008 compensation for executive officers, Mr. Craigie, aided by our human resources department, provided statistical data and recommendations to the Compensation & Organization Committee. Mr. Craigie did not make recommendations as to his own compensation. While the Compensation & Organization Committee utilized this information, and valued Mr. Craigie’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation & Organization Committee.

ROLE OF THE COMPENSATION & ORGANIZATION COMMITTEE IN EXECUTIVE COMPENSATION

As set forth in the Charter of the Compensation & Organization Committee, one of the Compensation & Organization Committee’s purposes is to administer our executive compensation program. It is the Compensation & Organization Committee’s responsibility to oversee the design of executive compensation programs, to determine, subject to Board of Directors ratification, the types and amounts of most compensation for executive officers, and to administer our incentive compensation and stock option plans. All compensation for Mr. Craigie ultimately must be ratified by a majority of the independent Directors of the Board, while the Board of Directors ratifies compensation for other executive officers. Our human resources department supports the Compensation & Organization Committee’s work, and in some cases acts under delegated authority to administer compensation programs. In addition, as described above, the Compensation & Organization Committee directly engages outside consulting firms to assist in its review of compensation for executive officers.

COMPENSATION & ORGANIZATION COMMITTEE REPORT

The Compensation & Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation & Organization Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Robert D. LeBlanc, Chairperson

T. Rosie Albright

Ravichandra K. Saligram

Dated: March 5, 2009

2008 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and each of the next three most highly paid executive officers for 2008, 2007 and 2006. We sometimes refer to these persons as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
James R. Craigie	2008	837,500	165,756	68,398	2,654,878	1,172,500	—	233,787	(6)	5,132,819
Chairman and Chief Executive Officer	2007	783,750	79,912	58,616	1,551,615	1,167,788	—	204,505		3,846,186
	2006	726,050	46,450	43,329	1,242,389	1,074,850	—	186,409		3,319,477

Matthew T. Farrell	2008	461,250	41,550	338,130	577,618	387,450	—	100,264	(7)	1,906,262
Executive Vice President Finance and Chief Financial Officer	2007 2006	450,000 128,077	187,825 400,000	694,628 238,762	435,156 105,797	368,775	— —	79,579 14,292		2,215,963 886,928

Mark G. Conish	2008	321,750	24,175	6,087	453,172	225,225	—	76,116	(8)	1,106,525
Executive Vice President, Global Operations	2007 2006	309,000 296,000	7,995 7,960	7,545 3,174	301,601 177,058	230,205 219,040	— —	63,597 59,682		919,943 762,914

Adrian J. Huns	2008	335,000	1,700	12,263	438,181	207,700	—	70,557	(9)	1,065,401
Executive Vice President, President International Consumer Products	2007 2006	332,500 322,750	— 400,000	12,903 11,922	294,082 178,975	249,000 203,300	— —	58,528 54,423		947,013 1,171,370

Joseph A. Sipia, Jr.	2008	321,750	17,700	14,064	448,799	257,400	—	125,691	(10)	1,185,404
Executive Vice President, President and Chief Operating Officer Specialty Products Division	2007	309,000	—	25,345	311,351	237,600	—	104,694		987,990
	2006	296,800	—	12,065	210,365	191,100	—	95,837		806,167

(1)

The following executive officers deferred a portion of their annual incentive plan award payouts for 2008 under the Executive Deferred Compensation Plan (“EDCP”) as follows: Mr. Craigie, $649,050; Mr. Farrell, $364,650; Mr. Conish, $124,700; Mr. Huns, $83,760; Mr. Sipia, $82,530. In addition, if deferrals are made into a notional investment in our common stock under the EDCP, we provide restricted stock having a fair value equal to 20 percent of the value of the acquired notional investment. See “Compensation Discussion and Analysis—2008 Compensation—Restricted Stock Award Program,” the Grants of Plan-Based Awards table on page 32 and footnote 3 below for additional information.

(2)

See “Compensation Discussion and Analysis—2008 Compensation—Annual Incentive Plan” for information regarding the amounts in this column. Includes $40,156 paid to Mr. Craigie in lieu of matching contribution under the EDCP. See “Compensation Discussion and Analysis—2008 Compensation—Payment to James R. Craigie in Lieu of Matching Contribution Under Executive Deferred Compensation Plan” for additional information.

(3)

The amounts shown for stock awards are based on the dollar amounts recognized as an expense for financial statement purposes in the specified year with respect to restricted stock awards, computed in accordance with SFAS 123(R), but, in accordance with SEC regulations, without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. For information regarding the number of shares subject to 2008 restricted stock awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on page 32.

(4)

The amounts shown for option awards are based on the dollar amounts recognized as an expense for financial statement purposes in the specified year with respect to stock option grants, computed in accordance with SFAS 123(R), but, in accordance with SEC regulations, without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. For information regarding the number of shares subject to 2008 stock option grants, other features of those grants, and the grant date fair value of the grants, see the Grants of Plan-Based Awards table on page 32.

(5)

Represents payments under our annual incentive plan based on achievement of company-wide and, if applicable, division performance measures. See “Compensation Discussion and Analysis—2008 Compensation—Annual Incentive Plan” for further information regarding payments for 2008.

(6)

Includes $27,400 contributed for Mr. Craigie’s account under our Profit Sharing and Savings Plan for Salaried Employees; $182,668 contributed for his account under the EDCP, $1,160 in dividends earned on restricted stock, $2,559 under the executive health program and donations aggregating $20,000 made by Church & Dwight Co., Inc. to two non-profit organizations that Mr. Craigie designated. Mr. Craigie is not an officer or Board member of either organization.

(7)

Includes $27,400 contributed for Mr. Farrell’s account under our Profit Sharing and Savings Plan for Salaried Employees, $65,697 contributed for his account under the EDCP and $7,167 in dividends earned on restricted stock.

(8)

Includes $27,400 contributed for Mr. Conish’s account under our Profit Sharing and Savings Plan for Salaried Employees, $39,911 contributed for his account under the EDCP, $2,000 under the executive health program, $165 in dividends earned on restricted stock and $6,640 in life insurance premiums.

(9)

Includes $27,400 contributed for Mr. Huns’ account under our Profit Sharing and Savings Plan for Salaried Employees, $42,856 contributed for his account under the EDCP and $301 in dividends earned on restricted stock.

(10)

Includes $27,400 contributed for Mr. Sipia’s account under our Profit Sharing and Savings Plan for Salaried Employees, $95,899 contributed to his account under the EDCP, $2,000 under the executive health program and $392 in dividends earned on restricted stock.

Employment Agreements

We entered into an employment agreement with Mr. Craigie on June 11, 2004, relating to Mr. Craigie’s employment as President and Chief Executive Officer. In addition to initial compensatory terms, the agreement provides for an annual incentive compensation award target of 100% of annual base salary, subject to a maximum award payout amount not to exceed 200% of annual base salary, and participation in our health, welfare and retirement savings plans.

We entered into an employment agreement with Mr. Farrell on August 23, 2006, relating to Mr. Farrell’s employment as Vice President and Chief Financial Officer. The agreement provides for an initial base salary of $450,000; a $350,000 “sign-on” bonus; a “sign-on” grant of stock options to purchase 75,000 shares of our common stock; which will vest on the third anniversary of his commencement of employment; a “sign-on” grant of 35,000 shares of restricted common stock which will vest in one-third increments on the first, second and third anniversary of his commencement of employment; an annual incentive compensation award payout of $225,000 for 2006; and participation in Church & Dwight’s health, welfare and retirement savings plans. In accordance with the terms of the agreement, Mr. Farrell’s annual incentive compensation award target for 2007 was 55% of base salary. The agreement also provides that Mr. Farrell’s annual incentive compensation award target for 2008 and thereafter will be 60% of base salary.

Mr. Huns entered into an employment agreement with Armkel, LLC on June 1, 2002, which we assumed effective upon the merger of Armkel with us on May 28, 2004. The agreement now relates to Mr. Huns’ employment as our President, International Consumer Products. In addition to initial compensatory terms set forth in the agreement, and as a result of Armkel’s merger into us, Mr. Huns was entitled to a change in control bonus comprised of $930,000 and an equity appreciation award of $270,000. The change in control bonus, totaling $1,200,000, was payable in three equal $400,000 installments, the first of which was paid on July 15, 2004, the second of which was paid on May 28, 2005 and the last of which was paid on May 28, 2006. Mr. Huns’ annual incentive compensation bonus target currently is 50% and, under the employment agreement, is subject to a maximum payout not to exceed 110%.

We entered into an employment agreement with Mr. Sipia on February 1, 2002 relating to Mr. Sipia’s employment as President and Chief Operating Officer of the Specialty Products Division. In addition to initial compensatory terms set forth in the agreement, Mr. Sipia is entitled to our contribution of an amount equal to an additional 10% of compensation (salary and annual incentive plan award payout) for Mr. Sipia’s account under the EDCP, which percentage will decrease to 7% at age 62, 4% at age 63 and 0 at age 64; and participation in our health, welfare and retirement savings plans. Mr. Sipia’s annual incentive compensation bonus target is 50% and, under the employment agreement, is subject to a maximum payout not to exceed 110%.

2008 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted to the named executive officers in 2008.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date(1)	Approval Date(1)	Threshold ($)(2)	Target ($)	Maximum ($)
James R. Craigie	3/3/2008	11/2/2004				1,479			78,402
	6/16/2008	4/29/2008					124,100	55.66	2,138,243
	3/5/2008		—	1,005,000	1,675,000

Matthew T. Farrell	3/3/2008	11/2/2004				467			24,756
	6/16/2008	4/29/2008					26,100	55.66	449,703
	3/5/2008		—	332,100	461,250

Mark G. Conish	3/3/2008	11/2/2004				146			7,739
	6/16/2008	4/29/2008					15,300	55.66	226,440
	3/5/2008		—	193,050	321,750

Adrian J. Huns	3/3/2008	11/2/2004				314			16,645
	6/16/2008	4/29/2008					15,300	55.66	226,440
	3/5/2008		—	201,000	335,000

Joseph A. Sipia, Jr.	3/3/2008	11/2/2004				292			15,479
	6/16/2008	4/29/2008					15,300	55.66	226,440
	3/5/2008		—	193,050	321,750

(1)

For information regarding the timing of stock option grants, see “Compensation Discussion and Analysis—Stock Option Grant Practices.” For information regarding the timing of restricted stock awards under our restricted stock award program, see “Compensation Discussion and Analysis—Restricted Stock Award Program.”

(2)	There is no specified minimum award payout under our annual incentive plan.

(3)

These awards were made under our annual incentive plan. See “Compensation Discussion and Analysis—2008 Compensation—Annual Incentive Plan” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(4)

The stock awards represent the number of restricted shares granted to each named executive officer under our restricted stock award program. See “Compensation Discussion and Analysis—2008 Compensation—Restricted Stock Program” for further information about the restricted stock award program. All restricted stock vests on the third anniversary of the grant date.

(5)

The amounts shown in this column represent the shares of our common stock underlying options granted under our Omnibus Equity Compensation Plan. All options were granted with an exercise price per share equal to the closing price per share as reported by the New York Stock Exchange on the date of grant. The options vest as to all underlying shares on the third anniversary of the date of grant and terminate ten years from the date of grant, subject to earlier termination upon the occurrence of specified events. In the event of a “change in control,” as defined in our Omnibus Equity Compensation Plan, all stock options granted prior to the change in control immediately vest.

(6)	The grant date fair value is computed in accordance with SFAS 123(R).

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding stock options and restricted stock held by the named executive officers at December 31, 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
James R. Craigie	134,535		29.81	6/21/2014
	57,463		35.29	6/20/2015
		70,694	35.02	6/19/2016
		102,000	48.80	6/18/2017
		124,100	55.66	6/16/2018
					3,586	201,246
Matthew T. Farrell		75,000	38.28	9/19/2016
		23,100	48.80	6/18/2017
		26,100	55.66	6/16/2018
					12,611	707,729
Mark G. Conish	18,300		21.86	6/16/2013
	11,850		29.50	6/14/2014
	15,300		35.29	6/20/2015
		19,500	35.02	6/19/2016
		13,400	48.80	6/18/2017
		15,300	55.66	6/16/2018
					503	28,228
Adrian J. Huns	18,000		29.50	6/14/2014
	15,600		35.29	6/20/2015
		19,500	35.02	6/19/2016
		14,400	48.80	6/18/2017
		15,300	55.66	6/16/2018
					819	45,962
Joseph A. Sipia, Jr.	11,550		19.59	2/1/2012
	5,036		22.37	6/17/2012
	3,536		21.86	6/16/2013
	19,050		29.50	6/14/2014
	16,500		35.29	6/20/2015
		18,000	35.02	6/19/2016
		13,400	48.80	6/18/2017
		15,300	55.66	6/16/2018
					1,070	60,048

(1)	Options vest and expire as to all of the underlying unexercisable shares as follows:

Option Exercise Price ($)	Expiration Date	Vesting Date
35.02	6/19/2016	6/19/2009
38.28	9/19/2016	9/19/2009
48.80	6/18/2017	6/18/2010
55.66	6/16/2018	6/16/2011

In the event of a “change in control,” as defined in our Stock Award Plan and Omnibus Equity Compensation Plan, all stock options granted prior to the change in control immediately vest.

(2)	Restricted Stock held by each of the named executive officers vests as follows:

	No. of Shares	Vesting Date
James R. Craigie	1,337	3/2/2009
	770	3/5/2010
	1,479	3/3/2011

Matthew T. Farrell	11,667	9/19/2009
	477	3/5/2010
	467	3/3/2011

Mark G. Conish	247	3/2/2009
	110	3/5/2010
	146	3/3/2011

Adrian J. Huns	505	3/2/2009
	314	3/3/2011

Joseph A. Sipia, Jr.	463	3/2/2009
	315	3/5/2010
	292	3/3/2011

In the event of a “change in control,” as defined in our Stock Award Plan and Omnibus Equity Compensation Plan, all shares of restricted stock granted prior to the change in control immediately vest.

(3)	Based on the $56.12 per share closing price of our common stock on December 31, 2008 as reported by the New York Stock Exchange.

2008 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by the named executive officers during 2008 and vesting of restricted stock held by the named executive officers during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James R. Craigie	—	—	739	41,997	(2)
Matthew T. Farrell	—	—	11,667	717,054	(3)
Mark G. Conish	18,000	578,061	66	3,751	(2)
Adrian J. Huns	—	—	598	33,984	(2)
Joseph A. Sipia, Jr.	12,928	456,189	645	36,655	(2)

(1)	Based upon the difference between the closing price of our common stock on the date of exercise and the exercise price of the option.

(2)	Based on the $56.83 per share closing price of our common stock on April 7, 2008, as reported by the New York Stock Exchange.

(3)	Based on the $61.46 per share closing price of our common stock on September 19, 2008, as reported by the New York Stock Exchange.

2008 NONQUALIFIED DEFERRED COMPENSATION

The named executive officers are among employees eligible to participate in our Executive Deferred Compensation Plan. Participants can elect to defer up to 85% of their salary and annual incentive plan award payout. Amounts deferred are invested, as determined by the participant, in one or more notional investments, including a notional investment in our common stock. The other notional investments are a group of mutual funds. We also made contributions to a participant’s deferred compensation account equal to the matching contributions and profit sharing contributions that would have been made to the participant’s account under our Savings and Profit Sharing Plan for Salaried Employees but for (i) limitations imposed by the Internal Revenue Code on plan contributions and (ii) the participant’s deferrals under our Executive Deferred Compensation Plan. Following retirement, participants may elect to receive either lump sum payment or installment payments for up to 20 years. Under some circumstances, participants also may elect to receive an in-service distribution in a lump sum or in installments over a period of up to four years. A participant’s interest in the portion of his or her account derived from our contributions vests over a period of four to five years from commencement of employment, and any unvested portion vests upon the death of a participant.

Some provisions under the Executive Deferred Compensation Plan were amended effective January 1, 2009. See “Compensation Discussion & Analysis—Ongoing and Post-Employment Compensation – Executive Deferred Compensation Plan (“EDCP”) for further information.

The following table provides details regarding nonqualified deferred compensation for the named executive officers in 2008.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
James R. Craigie	623,850	175,704	-223,282	0	2,564,039
Matthew T. Farrell	324,360	50,841	-109,334	0	518,807
Mark G. Conish	119,100	38,005	-133,200	35,310	735,491
Adrian J. Huns	99,600	38,768	-412,825	0	1,727,235
Joseph A. Sipia, Jr.	71,280	84,891	-384,906	0	1,343,728

(1)

Includes for the named executive officers the following amounts that are also reported in the 2008 Summary Compensation Table: Mr. Craigie, $15,500; Mr. Farrell, $10,341; Mr. Conish, $10,015; Mr. Huns, $10,796; Mr. Sipia, $10,122.

(2)

Includes for the named executive officers the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Craigie, $2,375,161; Mr. Farrell, 518,807; Mr. Conish, $336,975; Mr. Huns, $824,617; Mr. Sipia, $897,511.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2008 (except as otherwise noted). The information in this section does not include information relating to the following:

•	distributions under the Executive Deferred Compensation Plan—see “2008 Nonqualified Deferred Compensation” for information regarding this plan,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including our tax-qualified defined contribution plan,

•	restricted shares and shares underlying options that vested prior to the termination event—see the 2008 Outstanding Equity Awards at Fiscal Year-End table, and

•	short-term incentive payments that would not be increased due to the termination event.

Change in Control and Severance Agreements

We have entered into Change in Control and Severance Agreements with each executive officer. The agreements provide for benefits upon specified termination of employment events within two years following a change in control and upon specified termination of employment events at any time for reasons unrelated to a change in control. A “change in control” occurs under the agreements if:

•	a person becomes the beneficial owner of 50% or more of our common stock,

•	our stockholders approve a merger or other business combination or a sale of all or substantially all of our assets (and, in the case of Mr. Sipia, the sale of our Specialty Products Division), or

•

within any 24-month period, “incumbent Directors” no longer constitute at least a majority of the Board; “incumbent Directors are (i) persons who were Directors immediately before the beginning of the 24-month period and (ii) persons who are elected to the Board by a two-thirds vote of the incumbent Directors.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason within two years following a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•	a lump sum equal to two times (three times for Mr. Craigie) the sum of such executive officer’s base salary plus target award for the year in which such termination occurs, and

•	a lump sum equal to the executive officer’s target award multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment.

Each lump sum payment will be made six months following the date of termination of employment.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason other than as a result of a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•

a lump sum equal to the executive officer’s base salary (Mr. Craigie will receive an amount equal to two times his base salary) for the year in which the termination occurs (one-half of the payment will be paid six months following the date of termination of employment and the remaining one-half will be paid in six equal monthly installments thereafter), and

•

a lump sum equal to the executive officer’s target award multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment (to be paid six months following the date of termination of employment).

“Good reason” means the occurrence of any of the following events, without the consent of the executive officer: (i) the executive officer suffers a demotion in title, position or duties; (ii) the executive officer’s base salary and target award percentage or benefits are decreased; (iii) we fail to obtain the assumption of the agreement by an acquirer; or (iv) the executive officer’s office location is moved by more than 50 miles.

In the event an executive officer is liable for payment of any excise tax under Section 4999 of the Internal Revenue Code of 1986, the executive officer will receive a special tax reimbursement equal to the excise tax plus any additional federal, state and local income taxes attributable to the excise tax reimbursement.

In addition, under any event of termination covered by the agreement, the executive officer may elect to continue group medical and dental coverage at the then prevailing employee rate for a period of 24 months (12 months if termination occurs other than as a result of a change in control), or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination. The executive officer will also be entitled to receive (i) group life insurance coverage for a period of 24 months (12 months if termination occurs other than as a result of a change in control), or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination; (ii) outplacement assistance; and (iii) payment for unused vacation time. The agreement also contains non-competition and non-solicitation provisions.

The Change in Control and Severance Agreement replaced related provisions, if any, in the executive officer’s employment agreement.

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock Upon a Change in Control

Under our Stock Award Plan and Omnibus Equity Compensation Plan, upon a change in control all stock options and restricted stock granted prior to the change in control immediately vest. The definition of “change in control” under the Stock Award Plan and Omnibus Equity Compensation Plan is substantially the same as the definition of “change in control” under the Change in Control and Severance Agreements.

Extended Termination and Vesting Provisions Pertaining to Stock Options and Restricted Stock

See “Compensation Discussion and Analysis – 2008 Compensation – Long-Term Incentives – Stock Options” for a description of events following which outstanding options may have a three-year post-termination vesting and exercise period. Outstanding restricted stock also may have a post-termination vesting period of up to three years following the same events.

Table of Benefits Upon Termination Events

The following tables show potential payments to the named executive officers upon termination of employment, including without limitation a change in control, assuming a December 31, 2008 termination date. In connection with the amounts shown in the table:

•

Stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event are equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $56.12 closing price per share of our common stock on December 31, 2008, as reported by the New York Stock Exchange.

•

Restricted stock benefit amounts are equal to the product of the number of restricted shares as to which vesting will be accelerated upon the occurrence of the termination event multiplied by the $56.12 closing price per share of our common stock on December 31, 2008, as reported by the New York Stock Exchange.

•

Excise Tax and Gross-Up benefits are equal to the amount of the excise tax reimbursement to the named executive officer and additional reimbursed income tax liabilities resulting from the reimbursement.

•	Health and Welfare Benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

James R. Craigie Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause or for Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	5,610,000	1,700,000	—	—
Stock Options	2,295,369	—	—	—
Restricted Stock	201,246	—	—	201,246
Excise Tax and Gross-Ups	2,289,354	—	—	—
Health and Welfare Benefits	22,753	15,169	—	—
Total	10,418,723	1,715,169	—	201,246

Matthew T. Farrell Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause or for Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,599,600	465,000	—	—
Stock Options	1,519,473	—	—	—
Restricted Stock	707,729	—	—	707,729
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	17,569	8,784	—	—
Total	3,844,371	473,784	—	707,729

Mark G. Conish Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause or for Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,040,000	325,000	—	—
Stock Options	516,576	—	—	—
Restricted Stock	28,228	28,228	28,228	28,228
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	26,721	13,361	—	—
Total	1,611,525	366,589	28,228	28,228

Adrian J. Huns Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause or for Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,072,000	335,000	—	—
Stock Options	523,896	—	—	—
Restricted Stock	45,962	45,962	45,962	45,962
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	15,690	7,845	—	—
Total	1,657,548	388,807	45,962	45,962

Joseph A. Sipia, Jr. Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause or for Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,040,000	325,000	—	—
Stock Options	484,926	—	—	—
Restricted Stock	60,048	34,065	34,065	60,048
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	17,784	8,892	—	—
Total	1,602,758	367,957	34,065	60,048

EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2008

The following table provides information as of December 31, 2008 regarding securities issuable under our equity compensation plans, all of which were approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options ($)	(c) Number of Securities Remaining Available for Future Issuance Under Compensation Plans (excludes securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders	4,257,748	35.42	3,343,850

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors selected Deloitte & Touche LLP to audit our consolidated financial statements and our internal control over financial reporting for 2009. In accordance with past practice, this selection will be presented to the stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders. Deloitte & Touche LLP has served as our auditors since 1969.

A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

Your Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for notices of Internet availability of proxy materials and, if applicable, proxy statements and Annual Reports to stockholders, with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household notices of Internet availability of proxy materials and, if applicable, Annual Reports to stockholders and proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.

If a stockholder wishes in the future to receive a separate notice of Internet availability of proxy materials or, if applicable, the Annual Report to stockholders and proxy statement, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request to the stockholder’s broker if the shares are held in a brokerage account or to our transfer agent, Computershare Investor Services LLC, 2 N. LaSalle St., Chicago, Illinois 60602, phone: 312-588-4219, if the shares are registered in the name of the stockholder. We will promptly send additional copies of the relevant material following receipt of a request for additional copies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our Directors and executive officers, and persons holding more than ten percent of our common stock are required to file with the Securities and Exchange Commission initial reports of their ownership of the our common stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all of these filing requirements were satisfied for 2008, except that Ms. Albright and Mr. Farrell each inadvertently filed one late report relating to a single transaction.

OTHER BUSINESS

We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2010 Annual Meeting of Stockholders must be received at our principal executive offices (to the attention of the Secretary) no later than November 19, 2009 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2010 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to the Securities and Exchange Commission regulations, or who wants to nominate a person for election to the board of directors at that meeting, must provide a written notice to the Secretary of Church & Dwight that sets forth the specified information described in our Certificate of Incorporation, as amended, concerning the proposed business or nominee. The notice must be delivered to the Secretary at Church & Dwight’s principal executive offices, at the address set forth on the first page of this proxy statement, not less than 120 days (unless such day is not a business day, in which case the immediately preceding business day) prior to the first anniversary of the date of this proxy statement. As a result, any notice given by a stockholder pursuant to these provisions of our Certificate of Incorporation (and not pursuant to the Securities and Exchange Commission regulations relating to stockholder proposals for inclusion in the proxy materials) must be received no later than November 19, 2009, unless our Annual Meeting is advanced by more than 40 days or delayed by more than 40 days from such anniversary date, in which case the stockholder’s notice must be received not later than the 120th day prior to the date of the Annual Meeting (or, if later, the tenth day following the day on which the meeting is publicly announced). The requirements for the notice are set forth in our Certificate of Incorporation, as amended, a copy of which can be obtained upon request directed to the Office of the Secretary at the address set forth on the first page of this proxy statement.

ANNUAL REPORT AND FORM 10-K

Our Annual Report to stockholders for 2008, including financial statements, is being furnished, simultaneously with this proxy statement to all stockholders of record as of the close of business on March 6, 2009, the record date for voting at the Annual Meeting. A copy of our Annual Report and Form 10-K for the year ended December 31, 2008, including the financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey, 08543-5297 Attention: Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.

By Order of the Board of Directors,

SUSAN E. GOLDY

Executive Vice President, General Counsel and

Secretary

Princeton, New Jersey

March 20, 2009

CHURCH & DWIGHT CO., INC. 469 NORTH HARRISON STREET PRINCETON, NJ 08543	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 29, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the financial and environmental costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 29, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CHDWCI	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHURCH & DWIGHTCO., INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR ITEM 2.
	Vote On Directors	☐	☐	☐
1.	Election of Directors
Nominees:
01) T. Rosie Albright
02) Ravichandra K. Saligram
03) Robert K. Shearer

	Vote On Proposals						For	Against	Abstain
2.		Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to audit the Church & Dwight Co., Inc. 2009 consolidated financial statements.					☐	☐	☐
3.		On other matters which may properly be brought before the meeting and any adjournments or postponements thereof.

IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

	For address changes and/or comments, please check this box and write them on the reverse side where indicated.			☐
	Please indicate if you plan to attend this meeting.	☐	☐
		Yes	No

Please sign exactly as name appears hereon. Where shares are held jointly, each holder should sign. Executors, administrators, trustees and others signing in a representative capacity should so indicate. If a signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
CHDWC2

PROXY	CHURCH & DWIGHT CO., INC.	PROXY
ANNUAL MEETING OF STOCKHOLDERS – April 30, 2009
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ROSINA B. DIXON, J. RICHARD LEAMAN, JR. and ROBERT D. LEBLANC, and each of them, proxies, each with full power of substitution, to vote all shares of stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 30th day of April, 2009 at the HYATT REGENCY PRINCETON, 102 Carnegie Center, Route 1 North, Princeton, New Jersey 08540 at 11:00 a.m., and at all adjournments or postponements thereof, subject to the directions indicated on the reverse side of this proxy card.

PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)